Filed Pursuant to Rule 424(b)(5)

Registration No. 333-192442

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Tangible Equity Units (3)	6,000,000	$25.00	$150,000,000	$19,320

(1)	Includes 600,000 tangible equity units that may be purchased by the underwriters pursuant to their option to purchase additional tangible equity units to cover overallotments, if any.
(2)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(p) under the Securities Act, the unutilized portion of the original filing fee of $14,325, which was previously paid with respect to $250,000,000 aggregate initial public offering price of securities that were registered pursuant to Registration Statement No. 333-179612, filed on February 22, 2012 that have not yet been issued and sold, may be applied to any future filing fees payable. The $19,320 registration fee relating to the securities offered by this prospectus supplement is hereby offset against the $14,325 of unused registration fees available for offset as of this date. Accordingly, a filing fee of $4,995 is paid herewith.
(3)	Each tangible equity unit is comprised of a prepaid stock purchase contract and a senior amortizing note due 2016 issued by Forestar Group, Inc., which has an initial principal amount of $4.2522 per amortizing note and a final installment payment of December 15, 2016.

5,400,000 Units

Forestar Group Inc.

6.00% Tangible Equity Units

This is an offering of tangible equity units, or Units, of Forestar Group Inc. Each Unit has a stated amount of $25.00.

Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note due 2016 issued by Forestar Group Inc., which has an initial principal amount of $4.2522 per amortizing note and a final installment payment date of December 15, 2016.

Unless previously settled early at your election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding December 15, 2016 (the “mandatory settlement date”). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period. The “daily settlement amount” for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•

if the daily VWAP is equal to or greater than $22.9080 per share, subject to adjustment, a number of shares of our common stock equal to (i) 1.0913 shares of common stock, subject to adjustment, divided by (ii) 20;

•

if the daily VWAP is less than $22.9080 per share, subject to adjustment, but greater than $19.09 per share, subject to adjustment, a number of shares of our common stock equal to $1.25, which is 1/20 of the $25.00 stated amount of each Unit, divided by the daily VWAP; and

•

if the daily VWAP of our common stock is less than or equal to $19.09 per share, subject to adjustment, a number of shares of our common stock equal to (i) 1.3095 shares of common stock, subject to adjustment, divided by (ii) 20.

At any time prior to the third business day immediately preceding December 15, 2016, you may settle your purchase contract early, and we will deliver 1.0913 shares of our common stock, subject to adjustment. In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. We will not have the right to require early settlement of the purchase contracts. Except in the limited circumstances described herein, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay you equal quarterly installments of $0.3750 per amortizing note (or, in the case of the installment payment due on March 15, 2014, $0.4500 per amortizing note), which in the aggregate will be equivalent to a 6.00% cash payment per year with respect to each $25.00 stated amount of Units. The amortizing notes will be our senior unsecured obligations and will rank equally with all of our other unsecured, unsubordinated senior indebtedness.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Our common stock is listed on the NYSE under the symbol “FOR.” The closing price for our common stock on the NYSE on November 21, 2013 was $19.09 per share.

The underwriters have the option to purchase, within 13 days beginning on, and including, the date of initial issuance of the Units, up to an additional 600,000 Units from us at the same price as sold to the public less the underwriting discounts and commissions.

Investing in the Units involves risk. Before buying any Units, you should consider the risks that we have described in “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as those described in our other filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Forestar Group Inc.
Per Unit	$25.00	$0.75	$24.25
Total (before expenses)	$135,000,000	$4,050,000	$130,950,000

The underwriters expect to deliver the Units to purchasers on or about November 27, 2013 through the book-entry facilities of The Depository Trust Company.

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-managers

KeyBanc Capital Markets

JMP Securities	Capital One Securities	J.P. Morgan	D.A. Davidson & Co.	UBS Investment Bank

The date of this prospectus supplement is November 21, 2013.

Except as otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “Forestar,” “our,” “our company,” and the “Company” refer to Forestar Group Inc. and its consolidated subsidiaries, including Forestar (USA) Real Estate Group Inc. References to “Forestar Group” refer to Forestar Group Inc. only and references to “Forestar USA” refer to Forestar (USA) Real Estate Group Inc. only. Forestar Group does not conduct any operations other than with respect to its ownership of Forestar USA and its subsidiaries.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale thereof is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

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AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

Forestar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by Forestar at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Forestar’s SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.forestargroup.com. However, the information on our web site does not constitute a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information that Forestar files with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Forestar with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, after the date of this prospectus supplement and until this offering is completed (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit filed on such form that are related to such items):

•

Forestar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 14, 2013, as amended by Forestar’s Annual Report on Form 10-K/A, which was filed with the SEC on August 16, 2013;

•

Forestar’s Quarterly Reports on Form 10-Q for the three month period ended March 31, 2013, which was filed with the SEC on May 9, 2013, the three and six month periods ended June 30, 2013, which was filed with the SEC on August 8, 2013, and the three and nine month periods ended September 30, 2012, which was filed with the SEC on November 8, 2013;

•	Forestar’s Current Reports on Form 8-K, which were filed with the SEC on February 15, 2013, February 26, 2013, May 15, 2013 and November 20, 2013 (in each case, to the extent filed);

•

the portions of Forestar’s Definitive Proxy Statement, which was filed with the SEC on March 27, 2013, incorporated by reference by Forestar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•

the description of our capital stock and rights to purchase shares of Series A Junior Participating Preferred Stock contained in our Information Statement, dated December 14, 2007, filed as Exhibit 99.1 to Forestar’s Current Report on Form 8-K filed with the SEC on December 14, 2007, including any amendment or report filed for the purpose of updating such description.

The agreements incorporated by reference into this prospectus supplement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

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•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and no such representations or warranties are being made herein. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this prospectus supplement not misleading. We will provide to each person, including any beneficial owner, to whom an prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Forestar Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746

Attention: Investor Relations

Phone: (512) 433-5312

You should rely only upon the information provided in this prospectus supplement or incorporated by reference into this prospectus supplement and we have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus supplement.

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MARKET AND INDUSTRY DATA

Market data and other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates, which are derived from management’s review of internal data and information, as well as independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions in Texas or Georgia, where our real estate activities are concentrated;

•	our ability to achieve some or all of our strategic initiatives;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	our ability to hire and retain key personnel;

•	significant customer concentration;

•	future residential, multifamily or commercial entitlements, development approvals and the ability to obtain such approvals;

•	obtaining approvals of reimbursements and other payments from special improvement districts and the timing of such payments;

•

accuracy of estimates and other assumptions related to investment in real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales, impairment of long-lived assets, income taxes, share-based compensation, oil and gas reserves, revenue, capital expenditure and lease operating expense accruals associated with our oil and gas working interests, and depletion of our oil and gas properties;

•	the levels of resale housing inventory and potential impact of foreclosures in our mixed-use development projects and the regions in which they are located;

•	fluctuations in costs and expenses;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit;

•	competitive actions by other companies;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	our realization of the expected benefits of acquiring CREDO Petroleum Corporation (“Credo”);

•	risks associated with oil and gas drilling and production activities;

•	fluctuations in oil and gas commodity prices;

•	government regulation of exploration and production technology, including hydraulic fracturing;

•	the results of financing efforts, including our ability to obtain financing with favorable terms, or at all;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility, indenture and other debt agreements;

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•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	the effect of limitations, restrictions and natural events on our ability to harvest and deliver timber;

•	inability to obtain permits for, or changes in laws, governmental policies or regulations effecting, water withdrawal or usage;

•	the final resolutions or outcomes with respect to our contingent and other liabilities related to our business; and

•	our ability to execute our growth strategy and deliver acceptable returns from acquisitions and other investments.

Other factors, including the risk factors described in the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our public filings with the SEC that are incorporated by reference herein, may also cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of us and this offering, we encourage you to read this entire document carefully, including the sections entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012 and our financial statements and accompanying notes that are incorporated by reference into this prospectus supplement.

Our Company

We are a real estate and natural resources company with a strategy focused on recognizing and responsibly delivering the greatest value from every acre and growing our business through strategic and disciplined investments. Our management team identifies and delivers multiple dimensions of value from land and natural resources, both above the ground (real estate development and timber) and below the ground (oil, natural gas and water). Our land and natural resources are principally located in growing real estate markets and active oil and gas basins. We believe the combination of our strategy, our portfolio of well-located real estate and natural resources and our experienced management team well positions us to benefit from improving market conditions and to take advantage of acquisition and development opportunities.

We operate in three business segments:

•

Real estate.    Our real estate segment conducts a wide array of project planning and management activities related to the acquisition, entitlement, development and sale of real estate, primarily for single-family residential, mixed-use communities and multifamily apartments. Additionally, we sell land for commercial uses to national retailers and local commercial developers. As of September 30, 2013, we owned directly or through ventures approximately 132,000 acres of real estate located in ten states and fourteen markets, and operate across the real estate value chain—from acquisition, management and sales of undeveloped land, through entitlement, development and operation of single-family and multifamily residential and other income producing assets.

•

Oil and gas.    As of September 30, 2013, our oil and gas segment leased portions of our 590,000 net mineral acres owned to oil and gas companies in return for lease bonus, delay rental and royalty payments, often with the option to participate in oil and gas production that might occur on our acreage. In addition, we have approximately 219,000 net mineral acres of leasehold and overriding royalty interests principally located in Nebraska and Kansas. These leasehold interests include approximately 7,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. With the acquisition of Credo Petroleum Corporation in the third quarter of 2012, we are an independent oil and gas exploration, development and production company.

•

Other natural resources.    As of September 30, 3013, our other natural resources segment had interests in approximately 1.55 million acres of water rights, including a 45% nonparticipating royalty interest in nearly 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and approximately 20,000 acres of groundwater leases in Central Texas. Additionally, our other natural resources segment seeks to maximize the value of the approximately 118,000 acres of timberlands we owned directly or through ventures and the approximately 17,000 acres of timberlands under lease, through fiber sales and recreational leases.

We believe that our well located portfolio of assets, combined with our experienced management team’s thoughtful and customized approach to recognizing and responsibly delivering the greatest value from these assets, has enabled us to pursue strategic and disciplined growth opportunities and well positions our business for the future.

In the first quarter of 2013, we strategically changed our reportable segments to better reflect the underlying market fundamentals and operating strategy of our core business operations, real estate and oil and gas. With this change, we aggregated our fiber and water resource operating results in other natural resources. All prior period segment information has been reclassified to conform to the current presentation. These changes did not impact our consolidated net income or cash flows.

Organizational Structure

The following chart presents the ownership structure for certain of our significant subsidiaries and ventures. This chart does not contain all of our subsidiaries and ventures, some of which are guarantors under our senior secured credit facility.

Our principal executive offices are located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746-5149. Our telephone number is (512) 433-5200. Our website address is www.forestargroup.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to our securities.

The Offering

The following summary of the offering contains basic information about the offering and the Units and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Units, please refer to the section of this prospectus entitled “Description of the Units.”

As used in this “The Offering” section, the terms “Forestar,” “we,” “us” and “our” mean Forestar Group Inc. and do not include any of its existing or future subsidiaries.

The Units

Issuer	Forestar Group Inc.

Number of Units offered	5,400,000 Units

Option to purchase additional Units	Up to 600,000 additional Units

Stated amount and initial offering price of each Unit	$25.00 for each Unit

Components of each Unit

Each Unit is comprised of two parts:

•   a prepaid stock purchase contract (a “purchase contract”); and

•   a senior amortizing note issued by us (an “amortizing note”).

Unless settled earlier at the holder’s option, each purchase contract will automatically settle on December 15, 2016 (the “mandatory settlement date”) (subject to postponement in certain limited circumstances), and we will deliver not more than 1.3095 shares and not less than 1.0913 shares of our common stock per purchase contract, each subject to adjustment, based upon the applicable fixed settlement rates, the reference price, the threshold appreciation price and daily VWAP of our common stock, all as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $4.2522, will bear interest at the rate of 4.50% per annum and will have a final installment payment date of December 15, 2016. On each March 15, June 15, September 15 and December 15, commencing on March 15, 2014, we will pay equal quarterly cash installments of $0.3750 per amortizing note (except for the March 15, 2014 installment payment, which will be $0.4500 per amortizing note), which cash payment in the aggregate per year will be equivalent to 6.00% per year with respect to each $25.00 stated amount of Units.

Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit on any business day before the third business day immediately preceding the mandatory settlement date. See “Description of the Units—Separating and Recreating Units.”

No Listing	We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Our common stock is listed on the NYSE under the symbol “FOR.”

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $130.3 million (or approximately $144.8 million if the underwriters exercise their option to purchase additional Units in full), after deducting the underwriters’ commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds of this offering for general corporate purposes, including investments in strategic growth opportunities. See “Use of Proceeds.”

U.S. federal income tax considerations

Although there is no authority directly on point and therefore the issue is not free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including amortizing notes which will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes component as indebtedness for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding the tax treatment of an investment in Units, whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “U.S. Federal Income Tax Considerations.”

Dividend policy	We currently intend to retain any future earnings to support our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements, indentures or other debt agreements to which we may be a party at the time, legal requirements, industry practice and other factors that our board of directors deems relevant.

Risk factors	An investment in the Units involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Purchase Contracts

Mandatory settlement	Unless previously settled early at your election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding December 15, 2016 (the “mandatory settlement date”). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

Daily settlement amount

The daily settlement amount for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•   if the daily VWAP is equal to or greater than $22.9080 per share (the “threshold appreciation price”), subject to adjustment, a number of shares of our common stock equal to (i) 1.0913 shares of common stock, subject to adjustment (the “minimum settlement rate”) divided by (ii) 20;

•   if the daily VWAP is less than $22.9080 per share, subject to adjustment, but greater than $19.09 per share (the “reference price”), subject to adjustment, a number of shares of our common stock equal to $1.25, which is 1/20 of the $25.00 stated amount of each Unit, divided by the daily VWAP; and

•   if the daily VWAP of our common stock is less than or equal to $19.09 per share, subject to adjustment, a number of shares of our common stock equal to (i) 1.3095 shares of common stock, subject to adjustment (the “maximum settlement rate”), divided by (ii) 20.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price are subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The initial threshold appreciation price represents an appreciation of approximately 20% above the initial reference price of $19.09 per share.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment calculated as described herein. Except in the limited circumstances described herein, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Early settlement at your election

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our common stock equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” That is, the market value of our common stock on the early settlement date will not affect the early settlement rate.

In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

No early settlement at our election	We will not have the right to require early settlement of the purchase contracts.

Purchase Contract Agent and Trustee	U.S. Bank National Association

The Amortizing Notes

Initial principal amount of each amortizing note	$4.2522

Installment payments	Each installment payment of $0.3750 (or, in the case of the installment payment due on March 15, 2014, $0.4500) per amortizing note will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of 4.50%. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	Each March 15, June 15, September 15 and December 15, commencing on March 15, 2014, with a final installment payment date of December 15, 2016.

Ranking of the amortizing notes

The amortizing notes will be our senior unsecured obligations. The indebtedness evidenced by the amortizing notes will:

•   rank senior in right of payment to any of our existing and future subordinated indebtedness;

•   rank equally in right of payment with all of our existing and future senior indebtedness that is not so subordinated;

•   be effectively subordinated in right of payment to our existing and future secured indebtedness, including under our outstanding credit facility, to the extent of the value of the assets securing such indebtedness; and

•   be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2013, we had $335.2 million of total consolidated indebtedness, $235.0 million of which was secured indebtedness outstanding, with no outstanding borrowings under the revolving line of credit under our senior secured credit facility, all of which would have been effectively senior to the amortizing notes. As of September 30, 2013, after giving effect to this offering, we would have had approximately $358.1 million of total debt outstanding, including $23.0 million principal amount of the amortizing notes constituting a component of the Units offered hereby (assuming no exercise of the underwriters’ option to purchase additional units). As of September 30, 2013, our consolidated subsidiaries had approximately $18.9 million of total debt, all of which would have been structurally senior to the amortizing notes.

No repurchase of amortizing notes at the option of the holder	Holders will not have the right to require us to repurchase the amortizing notes early.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

We derived the following summary financial data from our audited financial statements for the years ended December 31, 2010, 2011 and 2012. We derived the summary financial data as of September 30, 2013 and for the nine months ended September 30, 2012 and 2013 from our unaudited condensed consolidated financial statements. The results of operations for interim periods are not necessarily indicative of the results to be expected for any future period. Our audited financial statements for the years ended December 31, 2010, 2011 and 2012 and our unaudited financial statements for the three and nine month periods ended September 30, 2012 and 2013 are incorporated by reference herein.

This information is only a summary. You should read the data set forth in the table below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed with the SEC on November 20, 2013 for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, and our audited and unaudited consolidated financial statements and the accompanying notes, all of which are incorporated by reference herein.

In the first quarter of 2013, we strategically changed our reportable segments to better reflect the underlying market fundamentals and operating strategy of our core business operations, real estate and oil and gas. With this change, we aggregated our fiber and water resource operating results in other natural resources. All prior period segment information has been reclassified to conform to the current presentation. These changes did not impact our consolidated net income or cash flows.

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
				(Unaudited)
	(Dollars in thousands, except per share amounts)
Revenues:
Real estate	$68,269	$106,168	$120,115	$71,684	$170,264
Oil and gas	24,790	24,448	44,220	27,053	53,430
Other natural resources	8,301	4,957	8,256	5,277	8,963

Total revenues	$101,360	$135,573	$172,591	$104,014	$232,657

Segment earnings (loss):
Real estate (a)	$(4,634)	$(25,704)	$53,582	$31,931	$40,747
Oil and gas	22,846	19,783	26,608	19,470	17,869
Other natural resources	4,995	(1,867)	29	(769)	2,792

Total segment earnings (loss)	23,207	(7,788)	80,219	50,632	61,408
Items not allocated to segments:
General and administrative expense (b)	(17,341)	(20,110)	(25,176)	(19,482)	(14,935)
Share-based compensation expense	(11,596)	(7,067)	(14,929)	(11,491)	(15,367)
Gain on sale of assets (c)	28,607	61,784	16	16	—
Interest expense	(16,446)	(17,012)	(19,363)	(15,649)	(14,892)
Other corporate non-operating income (d)	1,164	368	191	158	80

Income before taxes	7,595	10,175	20,958	4,184	16,294
Income tax benefit (expense) (e)	(2,470)	(3,021)	(8,016)	(1,274)	28

Net income attributable to Forestar Group Inc.	$5,125	$7,154	$12,942	$2,910	$16,322

Net income per common share
Basic	$0.14	$0.20	$0.37	$0.08	$0.46
Diluted	$0.14	$0.20	$0.36	$0.08	$0.45
At period end:
Book value of assets	$789,324	$794,857	$918,434	$889,939	$1,003,487
Total debt	221,589	221,587	294,063	276,651	335,171
Net debt (f)	216,223	203,304	283,702	266,372	280,402
Noncontrolling interest	4,715	1,686	4,059	2,285	5,313
Forestar Group Inc. shareholders’ equity	509,564	509,526	529,488	518,976	574,838

(a)	Real estate segment earnings (loss) include non-cash impairments of $11.3 million and $45.2 million in 2010 and 2011, respectively. Real estate segment earnings (loss) also includes the effects of net (income) loss attributable to noncontrolling interests.
(b)	For the year ended December 31, 2012, general and administrative expense includes $6.3 million associated with our acquisition of Credo. For the year ended December 31, 2011, general and administrative expense includes $3.2 million paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.
(c)	Gain on sale of assets in 2011 and 2010 represents gains from timberland sales in accordance with our near-term strategic initiatives announced in the first quarter of 2009 and completed in 2011.
(d)	In 2010, other corporate non-operating income principally represents interest income related to a loan to a third-party equity investor in the resort development located at our Cibolo Canyons development. We received payment in full plus interest in the fourth quarter of 2010.
(e)	Nine months ended September 30, 2013 income tax benefit (expense) includes a previously unrecognized tax benefit of $6.3 million upon lapse of the statute of limitations for a previously reserved tax position.
(f)	Net debt equals total debt less cash and cash equivalents.

RISK FACTORS

An investment in the Units involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus supplement, before deciding whether to invest in the Units. Any of the following risks could materially adversely affect our business, financial condition, results of operations and cash flows. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

General Risks Related to our Operations

Both our real estate and oil and gas businesses are cyclical in nature.

The operating results of our business segments reflect the general cyclical pattern of each segment. While the cycles of each industry do not necessarily coincide, demand and prices in each may drop substantially in an economic downturn. Real estate development of residential lots is further influenced by new home construction activity. Oil and gas may be further influenced by national and international commodity prices, principally for oil and natural gas. Cyclical downturns may materially and adversely affect our business, liquidity, financial condition and results of operations.

We may be unable to achieve some or all of our Triple in FOR strategic initiatives.

In 2012, we announced Triple in FOR, new strategic initiatives designed to further enhance shareholder value by accelerating value realization of our real estate and natural resources, optimizing transparency and disclosure, and raising net asset value through strategic and disciplined investments. Our initiatives include: increasing total residential lot sales; increasing oil and natural gas production; increasing total segment earnings; expanding reported oil and natural gas resource potential; providing additional information regarding groundwater interests; establishing a progress report on corporate responsibility; pursing growth opportunities which help prove up our asset value and meeting return expectations; developing a low-capital, high-return multifamily business; and accelerating investment in lower-risk oil and natural gas opportunities.

All of these activities and initiatives have inherent risks and there remain significant challenges and uncertainties, including economic and general business conditions, that could limit our ability to achieve anticipated benefits associated with announced strategic initiatives and affect our financial results. We may not achieve any or all of these goals and are unable to predict whether these initiatives will produce significant revenues, profits or increases in net asset value.

The real estate and mineral resource industries are highly competitive and a number of entities with which we compete are larger and have greater resources, and competitive conditions may adversely affect our results of operations.

The real estate and mineral resource industries in which we operate are highly competitive and are affected to varying degrees by supply and demand factors and economic conditions, including changes in interest rates, new housing starts, home repair and remodeling activities, credit availability, consumer confidence, unemployment, housing affordability, changes in oil and natural gas policies and federal energy policies.

The competitive conditions in the real estate industry may result in difficulties acquiring suitable land at acceptable prices, lower sales volumes and prices, increased development costs and delays in construction. We compete with numerous regional and local developers for the acquisition, entitlement, and development of land suitable for development. We also compete with some of our national and regional home builder customers who develop real estate for their own use in homebuilding operations, many of which are larger and have greater resources, including greater marketing and technology budgets. Any improvement in the cost structure or service of our competitors will increase the competition we face.

We face intense competition from both major and independent oil and natural gas companies in seeking to acquire desirable producing properties, seeking new properties for future exploration and seeking the human resource expertise necessary to effectively develop properties. Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil and natural gas companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and are able to define, evaluate, bid for, purchase and subsequently drill a greater number of properties and prospects than our financial or human resources permit, effectively reducing our ability to participate in drilling on certain of our acreage as a working interest owner. Our ability to develop and exploit our oil and natural gas properties and to acquire additional quality properties in the future will depend upon our ability to successfully evaluate, select and acquire suitable properties and join in drilling with reputable operators in this highly competitive environment.

Our business, financial condition and results of operations may be negatively affected by any of these factors.

Our activities are subject to environmental regulations and liabilities that could have a negative effect on our operating results.

Our operations are subject to federal, state and local laws and regulations related to the protection of the environment. Compliance with these provisions or the promulgation of new environmental laws and regulations may result in delays, may cause us to invest substantial funds to ensure compliance with applicable environmental regulations and can prohibit or severely restrict timber harvesting, real estate development or mineral production activity in environmentally sensitive regions or areas.

Significant reductions in cash flow from slowing real estate, oil and gas or other natural resources market conditions could lead to higher levels of indebtedness, limiting our financial and operating flexibility.

We must comply with various covenants contained in our senior secured credit facility, the indenture governing our 3.75% Convertible Senior Notes due 2020 (the “Convertible Notes”), and any other future debt arrangements. Significant reductions in cash flow from slowing real estate, oil and gas or other natural resources market conditions could require us to increase borrowing levels under our revolving loans under our senior secured credit facility or borrow under other debt arrangements and lead to higher levels of indebtedness, limiting our financial and operating flexibility, and ultimately limiting our ability to comply with our debt covenants. Realization of any of these factors could adversely affect our financial condition and results of operations.

Restrictive covenants under our senior secured credit facility may limit the manner in which we operate.

Our senior secured credit facility contains various covenants and conditions that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets, including capital stock of subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Debt within some of our ventures may not be renewed or may be difficult or more expensive to replace.

As of September 30, 2013, our unconsolidated joint ventures had approximately $59.7 million of debt, substantially all of which was non-recourse to us. Many lenders have substantially curtailed or ceased making real estate acquisition and development loans. When debt within our ventures matures, some of our ventures may be unable to renew existing loans or secure replacement financing, or replacement financing may be more expensive. If our ventures are unable to renew existing loans or secure replacement financing, we may be required to contribute additional equity to our ventures which could increase our risk or increase our borrowings under our senior secured credit facility, or both. If our ventures secure replacement financing that is more expensive, our profits may be reduced.

Current global financial conditions have been characterized by increased volatility which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot assure you that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel. These individuals have extensive experience and expertise in our business segments in which they work. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled personnel in each of our business segments.

Risks Related to our Real Estate Operations

Tepid demand for new housing or commercial tracts in the markets where we operate could adversely impact our profitability.

The residential development industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels, availability of financing for home buyers,

interest rates, consumer confidence and housing demand. Adverse changes in these conditions generally, or in the markets where we operate, could decrease demand for lots for new homes in these areas. Despite improved single-family housing market conditions in some markets, aggregate annual new home starts remain substantially below historical norms. Current mortgage credit standards continue to limit the availability of mortgage loans to acquire new and existing homes. Decline in housing demand could negatively affect our real estate development activities, which could result in a decrease in our revenues and earnings.

Furthermore, the market value of undeveloped land and lots held by us, including commercial tracts, can fluctuate significantly as a result of changing economic and real estate market conditions. If there are significant adverse changes in economic or real estate market conditions, we may have to hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses or lower returns and adversely affect our liquidity.

Development of real estate entails a lengthy, uncertain and costly entitlement process.

Approval to develop real property entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions and often requiring discretionary action by local governments. This process is often political, uncertain and may require significant exactions in order to secure approvals. Real estate projects must generally comply with local land development regulations and may need to comply with state and federal regulations. The process to comply with these regulations is usually lengthy and costly, may not result in the approvals we seek, and can be expected to materially affect our real estate development activities, which may adversely affect our business, liquidity, financial condition and results of operations.

Our real estate development operations are currently concentrated in the major markets of Texas, and a significant portion of our undeveloped land holdings are concentrated in Georgia. As a result, our financial results are dependent on the economic growth and strength of those areas.

The economic growth and strength of Texas, where the majority of our real estate development activity is located, are important factors in sustaining demand for our real estate development activities. Further, the future economic growth and real estate development opportunities in broad area around Atlanta, Georgia may be adversely affected if its infrastructure, such as roads, utilities, and schools, are not improved to meet increased demand. There can be no assurance that these improvements will occur. As a result, any adverse impact to the economic growth and health, or infrastructure development, of those areas could materially adversely affect our business, liquidity, financial condition and results of operations.

Our real estate development operations are highly dependent upon national, regional and local homebuilders.

We are highly dependent upon our relationships with national, regional, and local homebuilders to purchase lots in our residential developments. If homebuilders do not view our developments as desirable locations for homebuilding operations, our business, liquidity, financial condition and results of operations will be adversely affected.

In addition, we enter into contracts to sell lots to builders. A builder could decide to delay purchases of lots in one of our developments due to adverse real estate conditions wholly unrelated to our areas of operations, such as the corporate decisions regarding allocation of limited capital or human resources. Further, home mortgage credit standards have tightened substantially. As a result, we may sell fewer lots and may have lower sales revenues, which could have an adverse effect on our business, liquidity, financial condition and results of operations.

Our strategic partners may have interests that differ from ours and may take actions that adversely affect us.

We enter into strategic alliances or venture relationships as part of our overall strategy for particular developments or regions. While these partners may bring development experience, industry expertise, financing capabilities, and local credibility or other competitive attributes, they may also have economic or business interests or goals that are inconsistent with ours or that are influenced by factors unrelated to our business. We may also be subject to adverse business consequences if the market reputation or financial condition of a partner deteriorates.

A formal agreement with a partner may also involve special risks, such as: we may not have voting control over the venture; the venture partner may take actions contrary to our instructions or requests, or contrary to our policies or objectives with respect to the real estate investments; the venture partner could experience financial difficulties and actions by a venture partner may subject property owned by the venture to liabilities greater than those contemplated by the venture agreement or have other adverse consequences.

As a result, actions by a partner may have the result of subjecting venture property to liabilities in excess of those contemplated by the terms of the applicable agreement or have other adverse consequences. Accordingly, we cannot assure you that any such arrangements will achieve the results anticipated or otherwise prove successful.

Our partners’ inability to fund their capital commitments and otherwise fulfill their operating and financial obligations related to a venture could have an adverse effect on the venture and us.

When we enter into a venture, we may rely on our venture partner to fund its share of capital commitments to the venture and to otherwise fulfill its operating and financial obligations. Failure of a venture partner to timely satisfy its funding or other obligations to the venture could require us to elect whether to increase our financial or other operating support of the venture in order to preserve our investment, which may reduce our returns or cause us to incur losses, or to not fund such obligations, which may subject the venture and us to adverse consequences.

Delays or failures by governmental authorities to take expected actions could reduce our returns or cause us to incur losses on certain real estate development projects.

We rely on governmental utility and special improvement districts (“SID”) to issue bonds as a revenue source for the districts to reimburse us for qualified expenses, such as road and utility infrastructure costs. Bonds must be supported by districts tax revenues, usually from ad valorem taxes. Slowing new home sales, decreasing real estate prices or difficult credit markets for bond sales can reduce or delay district bond sale revenues, causing such districts to delay reimbursement of our qualified expenses. Failure to receive timely reimbursement for qualified expenses could adversely affect our cash flows and reduce our returns or cause us to incur losses on certain real estate development projects.

We are unable to control the approval or timing of reimbursements or other payments from the SID in which our Cibolo Canyons project is located. Delays or failure by the SID to approve infrastructure costs for reimbursement or to issue bonds, or lower than expected revenues generated from taxes, could negatively impact the timing of our future cash flows.

The SID in which our Cibolo Canyons project is located is an independent governmental entity not affiliated with us. The SID has an elected governing board of directors comprised of members living within the district, none of whom are affiliated with us. Reimbursement of our infrastructure costs, and timing of payment, is subject to approval and determination by the SID. The SID is also obligated to pay to us certain amounts generated from hotel occupancy revenues and other resort sales revenues collected as taxes by the SID within the district. The amount of revenues collected by the SID will be impacted by hotel occupancy and resort sales, each of which could be lower than projected. If the revenues collected by the SID are lower than expected, then the amount of our future cash flows from the SID could be adversely affected. The amount and timing of receipts from the SID will be impacted by decisions made by the SID in regard to whether and when to issue bonds that would generate funds to support payments to us. Decisions by the SID to delay approval of reimbursements or issuance of bonds could negatively impact the timing of our future cash flows.

Unfavorable changes in apartment markets and economic conditions could adversely affect multifamily occupancy levels and rental rates.

Market and economic conditions may significantly affect multifamily occupancy levels and rental rates and therefore profitability. In general, factors that may adversely affect market and economic conditions include the following:

•	the economic climate, which may be adversely impacted by a reduction in jobs, industry slowdowns and other factors;

•	local conditions, such as oversupply of, or reduced demand for, apartment homes;

•	declines in household formation;

•	favorable residential mortgage rates;

•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs; and

•	competition from other available apartments and other housing alternatives and changes in market rental rates.

Any of these factors would adversely affect our ability to achieve desired operating results from our multifamily communities.

Development and construction risks could impact our profitability.

We may develop and construct multifamily communities through wholly-owned projects or through ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:

•

we may incur construction costs for a property that exceed original estimates due to increased materials, labor or other costs or unforeseen environmental conditions, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to complete construction and lease-up of a community on schedule and meet financial goals for development projects;

•

an adverse incident during construction or development could adversely affect our ability to complete construction, conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, equipment, pollution or other environmental contamination, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation; and

•

because occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, we may be unable to meet our profitability goals for that community.

Possible difficulty of selling multifamily communities could limit our operational and financial flexibility.

Purchasers may not be willing to pay acceptable prices for multifamily communities that we wish to sell. Furthermore, general uncertainty in the real estate markets has resulted in conditions where pricing of certain real estate assets may be difficult due to uncertainty with respect to capitalization rates and valuations, among other things. Also, if we are unable to sell multifamily communities or if we can only sell multifamily communities at prices lower than are generally acceptable, then we may have to take on additional leverage in order to provide adequate capital to execute our business strategy.

Increased competition and increased affordability of residential homes could limit our ability to retain residents, lease apartment homes or increase or maintain rents.

Our multifamily communities compete with numerous housing alternatives in attracting residents, including other multifamily communities and single-family rental homes, as well as owner occupied single and multifamily homes. Competitive housing in a particular area and the increasing affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents.

Acquired multifamily development sites and communities may not achieve anticipated results.

We may selectively acquire multifamily communities that meet our investment criteria. Our acquisition activities and their success may be exposed to the following risks:

•	an acquired community may fail to achieve expected occupancy and rental rates and may fail to perform as expected;

•	we may not be able to successfully integrate acquired properties and operations;

•	our estimates of the costs of repositioning or redeveloping the acquired property may prove inaccurate, causing us to fail to meet profitability goals; and

•	we may be unable to obtain third party co-investment for development of communities.

Failure to succeed in new markets may limit our growth.

We may from time to time commence development activity or make acquisitions outside of our existing market areas if appropriate opportunities arise. Our historical experience in existing markets does not ensure that we will be able to operate successfully in new markets. We may be exposed to a variety of risks if we choose to enter new markets, including, among others:

•	an inability to evaluate accurately local apartment or housing market conditions and local economies;

•	an inability to obtain land for development or to identify appropriate acquisition opportunities;

•	an inability to hire and retain key personnel; and

•	lack of familiarity with local governmental and permitting procedures.

Risks Related to our Oil and Gas Operations

We may be unable to realize the expected benefits of acquiring Credo, and the Credo acquisition may adversely affect our business, financial condition and results of operations.

The success of the Credo acquisition will depend, in part, on our ability to achieve the synergies and value creation from combining our existing business with that of Credo. It will also depend, in part, on our ability to promptly and effectively integrate Credo’s operations into our existing operations and integrate Credo’s employees into our company. The integration of Credo’s business may result in unforeseen expenses. In addition, our increased indebtedness and higher debt-to-equity ratio following the Credo acquisition may have the effect, among other things, of reducing our flexibility to respond to changing business or economic conditions and will increase interest costs. In addition, it is possible that, in connection with the Credo acquisition, our capital expenditures could be higher than we anticipated and that we may not realize the expected benefits of such capital expenditures. Credo’s leased acreage is subject to expiration in the ordinary course of business and as a result the gross and net acres acquired could decrease materially in subsequent reporting periods if delay rentals are not paid or if the acreage is not held by production. As a result of the Credo acquisition, based on the purchase price allocation, we recorded goodwill and other intangibles of approximately $61.2 million. If we are unable to successfully integrate the Credo operations, there can be no assurance that such changes would not materially impact the carrying value of our goodwill.

Our operations are subject to the numerous risks of oil and natural gas drilling and production activities.

Our oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures, discharges of toxic gases, underground migration and surface spills or mishandling of any toxic fracture fluids, including chemical additives. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, environmental damage, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

Expenditures related to drilling activities could lead to higher levels of indebtedness.

We expect increasing drilling expenditures that we plan to pay for with cash flow from operations and borrowings under our revolving loans under our senior secured credit facility. We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned drilling expenditures. If cash flows from operations decrease for any reason, our ability to undertake exploration and development activities could be adversely affected and we may have to borrow additional capital under our credit facility to finance such activities. Such borrowings, if available, could lead to higher levels of indebtedness, limiting our financial and operating flexibility and limiting our ability to comply with the debt covenants under our credit facility.

The lack of availability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploitation and development plans on a timely basis and within our budget.

From time to time, there are shortages of drilling rigs, equipment, supplies, oil field services or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. During times and in areas of increased activity, the demand for oilfield services will also likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, oil field services or qualified personnel were particularly severe in any of our areas of operation, we could be materially and adversely affected. Delays could also have an adverse effect on our results of operations, including the timing of the initiation of production from new wells.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or natural gas or well fluids.

The occurrence of any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We may not find any commercially productive oil and natural gas reservoirs.

There is no assurance that new wells we drill will be productive or that we will recover all or any portion of our capital investment in the wells. In addition, drilling for oil and natural gas may be unprofitable. Wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable.

Hydraulic fracturing, the process used for extracting oil and natural gas from shale and other formations, has come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of extractive activities.

Hydraulic fracturing is the primary production method used to extract reserves located in many of the unconventional oil and natural gas plays in the United States. The United States Environmental Protection Agency (the “EPA”) is currently engaged in a long-term study mandated by Congress regarding the potential impacts of hydraulic fracturing on drinking water resources that could influence federal and state legislative and regulatory developments. Other federal regulatory developments include (i) draft permitting guidance issued by EPA in May 2012 to regulate the underground injection of hydraulic fracturing fluids that use diesel fuel as a fracking fluid or propping agent; (ii) EPA air regulations for the oil and natural gas industry, issued in August 2012, that require, beginning in January 2015, “reduced emissions completion” technology to be used after well completion operations involving hydraulic fracturing; and (iii) U.S. Department of the Interior, Bureau of Land Management regulation of well stimulation involving hydraulic fracturing on federal and tribal lands. These regulations were first proposed in May 2012 and then revised and proposed again in May 2013. Hydraulic fracturing is also extensively regulated at the state and local level and has been subject to temporary or permanent moratoria in some states, although to date it has not been subject to such moratoria in the states and locations in which our mineral resources are located.

Depending on legislation that may ultimately be enacted or regulations that may be adopted at the federal, state and local levels, exploration, exploitation and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays, increased costs and other burdens that could delay the development of unconventional oil and natural gas resources from formations that are not commercial without the use of hydraulic fracturing. This could have a material effect on our oil and natural gas production operations and on the operators conducting activities on our minerals and on the cash flows we receive from them.

Volatile oil and natural gas prices could adversely affect our cash flows and results of operations.

Our cash flows and results of operations are dependent in part on oil and natural gas prices, which are volatile. Oil and natural gas prices also impact the amounts we receive for selling and renewing our mineral leases. Moreover, oil and natural gas prices depend on factors we cannot control, such as: changes in foreign and domestic supply and demand for oil and natural gas; actions by the Organization of Petroleum Exporting Countries; weather; political conditions in other oil-producing countries, including the possibility of insurgency or war in such areas; prices of foreign exports; domestic and international drilling activity; price and availability of alternate fuel sources; the value of the U.S. dollar relative to other major currencies; the level and effect of trading in commodity markets; the effect of worldwide energy conservation measures and governmental regulations. Any substantial or extended decline in the price of oil and natural gas could have a negative impact on our business, liquidity, financial condition and results of operations.

Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves and may have a material adverse effect on our financial condition.

The process of estimating oil and natural gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and natural gas prices, revenues, taxes and quantities of recoverable oil and natural gas reserves might vary from those estimated. Any variance could materially affect the estimated quantities and present value of proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

The estimates of our proved reserves as of December 31, 2012 are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and natural gas reserves, future net revenue from proved reserves and the standardized measure thereof for our oil and natural gas interests are based on the assumption that future oil and natural gas prices remain the same as the twelve month first-day-of-the-month average oil and natural gas prices for the year ended December 31, 2012. The average realized sales prices as of such date used for purposes of such estimates were $3.00 per million British thermal units of natural gas and $89.26 per barrel of oil. The December 31, 2012 estimates also assume that the working interest owners will make future capital expenditures which are necessary to develop and realize the value of proved reserves.

The standardized measure of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves.

Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves. As required by SEC regulations, we base our present value of estimated future oil and natural gas revenues on prices and costs in effect at the time of the estimate. However, actual future net cash flows from our properties will be affected by numerous factors not subject to our control and will be affected by factors such as:

•	decisions and activities of the well operators;

•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	actual operating costs;

•	the amount and timing of capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of production will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Our reserves and production will decline from their current levels.

The rate of production from oil and natural gas properties generally declines as reserves are produced. Our reserves will decline as they are produced which could materially and adversely affect our future cash flow, liquidity and results of operations.

A portion of our oil and natural gas production may be subject to interruptions that could have a material and adverse effect on us.

A portion of oil and natural gas production from our mineral interests may be interrupted, or shut in, from time to time for various reasons, including as a result of accidents, weather conditions, loss of gathering, processing, compression or transportation facility access or field labor issues, or intentionally as a result of market conditions such as oil and natural gas prices that the operators of our mineral leases, whose decisions we do not control, deem uneconomic. If a substantial amount of production is interrupted, our business, liquidity and results of operations could be materially and adversely affected.

We may acquire properties that are not as commercially productive as we initially believed.

From time to time, we seek to acquire oil and natural gas properties. Although we perform reviews of properties to be acquired in a manner that we believe is consistent with industry practices, reviews of records and properties may not necessarily reveal existing or potential problems, nor may they permit a buyer to become sufficiently familiar with the properties in order to assess fully their deficiencies and potential. Even when problems with a property are identified, we may assume environmental and other risks and liabilities in connection with acquired properties pursuant to the acquisition agreements. Moreover, there are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves, actual future production rates and associated costs with respect to acquired properties. Actual reserves, production rates and costs may vary substantially from those assumed in our estimates.

We do not insure against all potential losses and could be materially and adversely affected by unexpected liabilities.

The exploration for, and production of, oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, result in injury or death, and damage property and the environment. We maintain insurance against many, but not all, potential losses or liabilities arising from operations on our property in accordance with what we believe are customary industry practices and in amounts and at costs that we believe to be prudent and commercially practicable. In addition, we require third party operators to maintain customary and commercially practicable types and limits of insurance, but potential losses or liabilities may not be covered by such third party’s insurance which may subject us to liability as the mineral estate owner. The occurrence of any of these events and any costs or liabilities incurred as a result of such events could have a material adverse effect on our business, financial condition and results of operations.

We have limited control over the activities on properties we do not operate and are unable to ensure their proper operation and profitability.

The properties in which we have an interest are currently operated by other companies and involve third-party working interest owners. As a result, we have limited ability to influence or control the operation or future development of such properties, including compliance with environmental, safety and other regulations, or the amount of capital expenditures that we will be required to fund with respect to such properties other than drilling requirements in the lease. Moreover, we are dependent on the other working interest owners of such projects to fund their contractual share of the capital expenditures of such projects. These limitations and our dependence on the operator and other working interest owners for these projects could cause us to incur unexpected future costs and materially and adversely affect our business, liquidity, financial condition and results of operations.

In addition, operators determine when and where to drill wells and we have no influence over these decisions. The success and timing of the drilling and development activities on our properties therefore depends upon a number of factors currently outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology, and the operators of our properties may not have the same financial and other resources as other oil and natural gas companies with whom they compete. Further, new wells may not be productive or may not produce at a level to enable us to recover all or any portion of our capital investment where we have a non-operating working interest.

The ability to sell and deliver oil and natural gas produced from wells on our mineral interests could be materially and adversely affected if adequate gathering, processing, compression and transportation services are not obtained.

The sale of oil and natural gas produced from wells on our mineral interests depends on a number of factors beyond our control, including the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities owned by third parties. These facilities may be temporarily unavailable due to market conditions, mechanical reasons or other factors or conditions, and may not be available in the future on terms the operator considers acceptable, if at all. Any significant change in market or other conditions affecting these facilities or the availability of these facilities, including due to the failure or inability to obtain access to these facilities on terms acceptable to the operator or at all, could materially and adversely affect our business, liquidity, financial condition and results of operations.

A significant portion of our Louisiana net mineral acres are subject to prescription of non-use under Louisiana law.

A significant portion of our Louisiana net mineral acres were severed from surface ownership and retained by creation of one or more mineral servitudes shortly before our 2007 spin-off. Under Louisiana law, a mineral servitude that is not producing minerals or which has not been the subject of good-faith drilling operations will cease to burden the property upon the tenth anniversary of the date of its creation. Upon such event, the mineral rights effectively will revert to the surface owner and we will no longer own the right to lease, explore for or produce minerals from such acreage.

Weather and climate may have a significant and adverse impact on us.

Demand for natural gas is, to a significant degree, dependent on weather and climate, which impacts, among other things, the price we receive for the commodities produced from wells on our mineral interests and, in turn, our cash flow and results of operations. For example, relatively warm temperatures during a winter season generally result in relatively lower demand for natural gas, higher inventory (as less natural gas is used to heat residences and businesses) and, as a result, relatively lower prices for natural gas production.

Also, the EPA has proposed regulations for the purpose of restricting greenhouse gas emissions from stationary sources. Such regulatory and legislative proposals to restrict greenhouse gas emissions, or to address climate change generally, could increase our operating costs as well operators incur costs to comply with new rules. Such increased costs may include installation of new or expanded emissions control systems, purchase of allowances to authorize greenhouse gas emissions, and increased taxes. There also could be an adverse impact on oil and natural gas markets.

Risks Related to our Other Natural Resources Operations

If the International Paper mill complex in Rome, Georgia were to permanently cease operations, the price we receive for our wood fiber may decline, and the cost of delivering logs to alternative customers could increase.

Prior to our 2007 spin-off from Temple-Inland, acquired in 2012 by International Paper, we entered into an agreement to sell wood fiber to Temple-Inland at market prices, primarily for use at its Rome, Georgia mill complex, portions of which International paper sold in 2013 to Georgia-Pacific. The agreement expires at year-end 2013, although we expect to continue sales to both International Paper and Georgia-Pacific following expiration of the agreement. A significant portion of our fiber resources revenues are generated through sales to the Rome, Georgia mill complex, which is a significant consumer of wood fiber within the immediate area in which a substantial portion of our Georgia timberlands are located. If either International Paper or Georgia-Pacific was to permanently cease operations at the Rome, Georgia mill complex, was not willing to pay for wood fiber at a price we deem acceptable or was to cease purchasing wood fiber from us after the expiration of our agreement at year-end 2013, we may not be able to enter into agreements with alternative customers for the wood fiber, any agreements with alternative customers we do enter into may be for lower rates than we currently receive and the cost of delivering wood fiber to such alternative customers could increase.

Our ability to harvest and deliver timber may be affected by our sales of timberland and may be subject to other limitations, which could adversely affect our operations.

We have sold over 217,000 acres of our timberland in accordance with our near-term strategic initiatives announced in 2009 and from our retail sales program, and we now own directly or through ventures about 118,000 acres with timber. Sales of our timberland reduce the amount of timber that we have available for harvest.

In addition, weather conditions, timber growth cycles, access limitations, availability of contract loggers and haulers, and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of timberlands as may other factors, including damage by fire, insect infestation, disease, prolonged drought, flooding and other natural disasters. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting our timberlands will in fact be so limited. As is common in the forest products industry, we do not maintain insurance coverage with respect to damage to our timberlands.

The revenues, income and cash flow from operations for our fiber resources segment are dependent to a significant extent on the pricing of our products and our continued ability to harvest timber at adequate levels.

Our water interests may require governmental permits, the consent of third parties and/or completion of significant transportation infrastructure prior to commercialization, all of which are dependent on the actions of others.

Many jurisdictions require governmental permits to withdraw and transport water for commercial uses, the granting of which may be subject to discretionary determinations by such jurisdictions regarding necessity. In addition, we do not own the executory rights related to our non-participating royalty interest, and as a result, third- party consent from the executory rights owner(s) would be required prior to production. The process to obtain permits can be lengthy, and governmental jurisdictions or third parties from whom we seek permits or consent may not provide the approvals we seek. We may be unable to secure a buyer at commercially economic prices for water that we have a right to extract and transport, and transportation infrastructure across property not owned or controlled by us is required for transport of water prior to commercial use. Such infrastructure can require significant capital and may also require the consent of third parties. We may not have cost effective means to transport water from property we own, lease or manage to buyers. As a result, we may lose some or all of our investment in water assets, or our returns may be diminished.

Risks Related to Ownership of the Units

The market price and trading volume of our shares of common stock may be volatile, which may make it difficult for you to resell your shares of common stock when you want or at prices you find attractive.

The market price of our shares of common stock has fluctuated substantially and may continue to fluctuate in response to the following factors, some of which are beyond our control:

•	fluctuations in our operating results, including results that vary from expectations of management, analysts and investors;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	broader market fluctuations;

•	general financial, economic and political conditions;

•	regulatory changes affecting our industry generally or our businesses and operations;

•	environmental regulations and liabilities that could have a negative effect on our operating results;

•	announcements of strategic developments, acquisitions, financings and other material events by us or our competitors;

•	the sale of a substantial number of shares of our common stock held by existing security holders in the public market; and

•	general conditions in the real estate and mineral resources industries.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

The purchase contracts, pursuant to which we will deliver to you shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date (subject to postponement in certain limited circumstances set forth herein), whether as a component of a Unit or a separate purchase contract, will depend upon the daily VWAPs of our common stock for each of the 20 consecutive trading days in the observation period. Because the price of our common stock fluctuates, there can be no assurance that the market value of the common stock received by you per purchase contract will be equal to or greater than the initial reference price of $19.09. You will realize a loss on any decline in the market value of our common stock below the reference price. Furthermore, because we will in no event deliver more than 1.3095 shares of our common stock (subject to adjustment) upon settlement of a purchase contact, the market value of the common stock delivered to you upon settlement may be less than the effective price per share paid by you for such common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our common stock may decline before the mandatory settlement date or any early settlement date. Any decline in the market value of our common stock may be substantial.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates (including changes thereto as a result of Federal Reserve policies) and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our common stock, interest rates or our credit quality will rise or fall. Trading prices of the common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.” In addition, sales by us or our stockholders of substantial amounts of common stock in the market after the offering of the Units or the perception that those sales could occur can affect the price of our common stock. The market for our common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility with respect to our common stock, which could in turn depress the price of the Units and the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the common stock.

In recent years, the Federal Reserve has undertaken a policy known as quantitative easing, which involves open market transactions by monetary authorities to stimulate economic activity through the purchase of assets with longer maturities than short-term government bonds. The Federal Reserve has since articulated that it may begin a so-called “tapering” of quantitative easing some time in 2013 or 2014, depending upon its assessment of the performance of the U.S. economy. Expectations for near-term tapering of quantitative easing have led to higher long-term interest rates, and market interest rates may continue to rise if the Federal Reserve adopts, or accelerates the implementation of, a tapering policy. Increases in market interest rates may cause the interest component of the amortizing notes to be less attractive relative to other investments, resulting in the decline in market value of the amortizing notes and thus the Units.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of common stock and/or dilute the value of our common stock but without triggering an anti-dilution adjustment under the terms of the purchase contracts.

We are not restricted from and stockholder approval is not required to issue additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, except any stockholder approval required by the NYSE. We have in the past, and may in the future, sell such equity and equity-linked securities. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our shares of common stock. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our shares of common stock.

The trading price of our common stock may be adversely affected if we issue additional shares of our common stock. The number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our common stock, such as employee stock options grants, offerings of our common stock for cash, certain exchanges of our common stock for other securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock, which may adversely affect the value of the Units and separate purchase contracts.

You may not receive dividends on the shares of common stock.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We are a holding company conducting all of our operations through our wholly owned subsidiaries. As a result, our ability to make dividend payments on the shares of common stock depends primarily on the receipt of dividends and other distributions from our direct and indirect subsidiaries. In addition, our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on our common stock.

Our shares of common stock are an equity security and are subordinate to our existing and future indebtedness and effectively subordinated to all the indebtedness claims against our subsidiaries.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including claims in a bankruptcy, liquidation or similar proceeding.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation, reorganization or otherwise, and thus your ability as a holder of shares of common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the common stock effectively is subordinated to all existing and future liabilities and obligations of our subsidiaries.

You will receive only a portion of any appreciation in the market price of our common stock.

The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date (unless earlier settled and subject to postponement in certain limited circumstances set forth herein) generally will exceed the $25.00 stated amount of each Unit only if the daily VWAPs per share of our common stock over the observation period generally exceed the threshold appreciation price per share. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock at the initial reference price. If, for the applicable observation period, the daily VWAP remains constant and is less than the threshold appreciation price but greater than the reference price, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock. Furthermore, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the threshold appreciation price, you would receive only a portion of the appreciation in the market value of our common stock that you would have received had you purchased $25.00 worth of shares of our common stock at the initial reference price instead of a Unit. See “Description of the Purchase Contracts—Delivery of Common Stock” for a table showing the number of shares of our common stock that you would receive at various daily VWAPs based on the assumptions set forth therein.

We may not be able to generate sufficient cash flow to service all of our indebtedness, including the notes offered hereby, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of September 30, 2013, after giving effect to this offering, we would have had approximately $358.1 million of total debt outstanding, including $23.0 million principal amount of the amortizing notes constituting a component of the Units offered hereby (assuming no exercise of the underwriters’ option to purchase additional Units). Our aggregate borrowing capacity under the revolving line of credit under our senior secured credit facility is $200 million but may be increased up to $300 million, subject to certain conditions. We have $125 million aggregate principal amount of Convertible Notes outstanding (of which approximately $99.1 million was classified as indebtedness on our consolidated balance sheet as of September 30, 2013) and our unconsolidated joint ventures also had approximately $59.7 million of indebtedness outstanding as of September 30, 2013. Our ability to make scheduled payments or to refinance these or future debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the amortizing notes constituting a component of the Units offered hereby. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Units offered hereby. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

•	If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable and we may not be able to make payments on the amortizing notes or our other indebtedness;

•	the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Units.

Our existing and future secured creditors will have a prior claim on our assets to the extent of the value of the collateral securing their indebtedness.

The amortizing notes will be our general senior unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the lesser of the value of the assets securing such debt and the obligations secured thereby, including our obligations under the senior secured credit facility.

Holders of our secured indebtedness will have claims that are prior to the claims of holders of the amortizing notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries are parties to the senior secured credit facility that is secured by liens on certain of our assets. See “Description of Other Indebtedness.” In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the amortizing notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the amortizing notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the amortizing notes. As a result, holders of amortizing notes may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2013, we had $200.0 million of secured indebtedness outstanding and no outstanding borrowings under the revolving line of credit under our senior secured credit facility, all of which would have been effectively senior to the amortizing notes, and we had approximately $196.3 million in net unused borrowing capacity under the revolving line of credit under our senior secured credit facility. The provisions of the indenture governing the amortizing notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the assets securing such indebtedness. Therefore, such assets will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the amortizing notes, until such secured indebtedness is satisfied in full.

The amortizing notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries.

You will not have any claim as a creditor against any of our subsidiaries or against any of our future subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. As of September 30, 2013, our consolidated subsidiaries had approximately $18.9 million of total debt, all of which would have been structurally senior to the amortizing notes.

In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, such subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such subsidiary). Any right that we have to receive any assets of any of the subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of amortizing notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Payments on our debt, including required interest payments on the amortizing notes, is dependent in part on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the making of installment payments on the amortizing notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the amortizing notes. Each subsidiary is a distinct legal entity with no obligation to provide us with funds for our repayment obligations, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the amortizing notes.

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

Upon the recurrence of specified events of bankruptcy, insolvency or reorganization with respect to Forestar, the mandatory settlement date for each purchase contact, whether held separately or as part of a Unit, will automatically accelerate. If we file for bankruptcy protection prior to settlement of the purchase contracts, we may be unable to deliver our common stock to you and, in such circumstances, we expect that your claim will be relegated to a claim in bankruptcy that ranks equally with the claims of our common stockholders, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. Indeed, to the extent that the purchase contracts are “executory contracts” as defined in the Bankruptcy Code, under the Bankruptcy Code we would be prohibited from assuming the purchase contracts and delivering our common stock to you. See “Description of the Purchase Contracts—Consequences of Bankruptcy.” In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending you would likely not receive payments of principal or interest due under the amortizing note component of the Units.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future which may be secured by substantially all or a portion of our assets. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. The SEC and other regulatory and self-regulatory authorities have implemented rules and may adopt additional rules or take other actions (including as a result of the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, current Rule 201 of SEC Regulation SHO generally restricts the price at which a short sale may be effected when the price of a “covered security” (including our common stock) triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, then for the remainder of the day and the following day, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the daily settlement amounts are determined based on the daily VWAP of our common stock for each of the 20 consecutive trading days during the observation period, the number of shares of common stock delivered for each purchase contract may on the mandatory settlement date (subject to postponement in certain limited circumstances) be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day of the observation period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date. However, if you elect to settle your purchase contracts early, you will receive for each purchase contract a number of shares of common stock equal to the applicable minimum settlement rate, regardless of the current market value of our common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the applicable fundamental change early settlement rate, which may be greater than the applicable minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date (subject to postponement in certain limited circumstances).

Upon issuance of the Units, our common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, our common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

The Units will be new securities for which there is no established trading market. We do not intend to apply for listing of the Units on any securities exchange or for quotation of the Units on any automated dealer quotation system, but we might apply to list the Units in the future. Although the representative of the underwriters has advised us that it intends to make a market in the Units, it is not obligated to do so. The representative of the underwriters may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. Initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we might apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we might endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The fundamental change early settlement rate may not adequately compensate you for the lost value of your purchase contracts.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the applicable fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $100.0 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts may not be adjusted for all dilutive events.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts are subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” in this prospectus supplement. The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the purchase contracts or the Units and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the purchase contracts or the Units and their value, but that does not result in an adjustment to the he minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price.

The amortizing notes will not provide holders with the right to require us to repurchase them upon a fundamental change.

The indenture governing the amortizing notes does not provide holders of amortizing notes with any right to require us to repurchase such notes upon the occurrence of certain events that would constitute a “fundamental change” as defined under “Description of the Purchase Contracts.” Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until you have the rights of a record holder with respect to shares of our common stock deliverable under the purchase contracts, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

Until you have the rights of a record holder with respect to shares of our common stock deliverable under the purchase contracts, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. The purchase contracts do not confer to you the rights with respect to our common stock except at the times, and subject to the conditions, described herein. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to early settle the purchase contracts.

Upon the occurrence of specified fundamental changes, you will have the right to require us to settle the purchase contracts. However, the definition of “fundamental change” herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the purchase contracts. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the purchase contracts. In the event of any such events, the holders of the purchase contracts would not have the right to require us to repurchase the purchase contracts, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the purchase contracts.

The liquidity of any trading market that develops for the Units may be adversely affected by future repurchases by us of Units through exchange offers, open market repurchases, privately negotiated transactions or otherwise.

We have in the past repurchased our securities and may in the future repurchase the Units, through exchange offers, open market repurchases, privately negotiated transactions or otherwise. If a significant percentage of the Units were repurchased or exchanged in any such transaction, the liquidity of the trading market for the Units, if any, may be substantially reduced. Any Units repurchased or exchanged will reduce the amount of Units outstanding. As a result, the Units may trade at a discount to the price at which they would trade if the applicable transaction was not consummated due to such decreased liquidity, subject to prevailing interest rates, the market for similar securities and other factors. A smaller outstanding amount of the Units may also make the trading prices of the Units more volatile. If a portion of the Units were repurchased or exchanged in the future, there might not be an active market in the Units and the absence of an active market could adversely affect your ability to trade the Units and the prices at which the Units may be traded.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to non-U.S. Holders (as defined below under “U.S. Federal Income Tax Considerations”) on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. federal withholding tax. No ruling is being requested from the Internal Revenue Service with respect to the Units, and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed below under “U.S. Federal Income Tax Considerations.” Prospective investors should consult their tax advisors regarding the tax considerations discussed thereunder and the potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The fixed settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including, without limitation, the payment of certain cash dividends and upon a fundamental change. If the fixed settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See “U.S. Federal Income Tax Considerations.”

Non-U.S. holders may be subject to U.S. federal income tax.

Because we have significant U.S. real estate holdings, we believe that we are a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, Non-U.S. Holders (as defined below under “U.S. Federal Income Tax Considerations”) of the Units, the purchase contracts or our common stock may be subject to U.S. federal income or withholding tax, or both, in respect of payments in connection with a sale, a transfer or other disposition of the Units, the purchase contracts and/or our common stock if they exceed certain ownership levels. Prospective Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning, settling and disposing of the Units, the purchase contracts and our common stock. See the discussion under the heading “U.S. Federal Income Tax Considerations —Tax Consequences to Non-U.S. Holders.”

Provisions of Delaware law, our charter documents, our shareholder rights plan and the purchase contract agreement governing the purchase contracts may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. We have also implemented a shareholders’ rights plan, also called a poison pill, which would substantially reduce or eliminate the expected economic benefit to an acquirer from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to third party acquisition or change of control could limit the price investors are willing to pay for shares of our common stock, which could in turn reduce the market price of our common stock and the trading price of your purchase contracts and/or Units. See “Description of Capital Stock.” The repurchase rights set forth in the indenture governing the Convertible Notes triggered by the occurrence of a fundamental change, as defined therein, as well as the additional shares of our common stock by which the conversion rate is increased in connection with certain make-whole fundamental change transactions, as defined therein, could discourage a potential acquirer.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $130.3 million (or approximately $144.8 million if the underwriters exercise their option to purchase additional Units in full), after deducting the underwriters’ commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds of this offering for general corporate purposes, including investments in strategic growth opportunities.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2013. Our cash and cash equivalents and capitalization are presented (1) on an actual basis and (2) as adjusted to give effect to the offering of Units at a stated per Unit amount of $25.00 (assuming no exercise of the underwriters’ option to purchase additional Units) and the application of the net proceeds therefrom as described in “Use of Proceeds.” This table should be read together with “Use of Proceeds” and our audited and unaudited consolidated financial statements and accompanying notes incorporated by reference herein.

	As of September 30, 2013
	Actual	As Adjusted for this Offering
	(In thousands)
Cash and cash equivalents(a)	$54,769	$185,039

Debt (including current portion)
Senior secured credit facility:
Term loan	200,000	200,000
Revolving loan(b)	—	—
3.75% convertible notes due 2020, net of discount(c)	99,122	99,122
Amortizing note offered hereby(d)	—	22,962

Other debt(e)	36,049	36,049

Total debt	335,171	358,133

Shareholder’s equity
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 36,946,603 issued at September 30, 2013	36,947	36,947
Additional paid-in-capital(f)	434,960	542,268
Retained earnings	137,419	137,419
Treasury stock, at cost, 2,209,151 shares at September 30, 2013	(34,488)	(34,488)
Noncontrolling interests	5,313	5,313

Total shareholders’ equity	580,151	687,459

Total capitalization	$915,322	$1,045,592

(a)	We estimate that the net proceeds to us from the sale of the 5,400,000 Units we are offering will be approximately $130.3 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional Units in full, we estimate the net proceeds to us will be approximately $144.8 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.
(b)	As of September 30, 2013 we had no outstanding borrowings under the revolving line of credit under our senior secured credit facility.
(c)	Represents $125 million of aggregate principal amount of 3.75% convertible senior notes due 2020, net of unamortized discount.
(d)	Each Unit will include an amortizing note. Approximately 17.01% of the stated amount of the Units will be represented by the amortizing notes.
(e)	Includes approximately $20.6 million of principally non-recourse debt on entitled, developed and under development projects. Also includes secured promissory notes, representing a $15.4 million loan collateralized by a 413 guest room hotel located in Austin. Excludes debt of our unconsolidated joint ventures, which was approximately $59.7 million as of September 30, 2013.

(f)	We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. See footnote (d) above. Approximately 82.99% of the stated amount of the Units will be represented by the purchase contracts and we assumed that the underwriting discounts and commissions and estimated offering expenses will be allocated to the purchase contracts.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations before income taxes and income (loss) from unconsolidated joint ventures, plus amortization of interest capitalized, distributions from unconsolidated joint ventures and fixed charges, minus interest capitalized. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and the portion of rental expense which we believe is representative of the interest factor in those rentals. You should read the data set forth in the table below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K, dated November 20, 2013 for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, and our audited and unaudited consolidated financial statements and the accompanying notes, all of which are incorporated by reference herein.

	Nine Months Ended September 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(a)	1.7	2.1	3.7	2.2	5.9	1.6

(a)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges, and includes both “return of” and “return on” investments from our equity method ventures.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DIVIDEND POLICY

We currently intend to retain any future earnings to support our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements, indentures or other debt agreements to which we may be a party at the time, legal requirements, industry practice and other factors that our board of directors deems relevant.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed and traded on the NYSE under the symbol “FOR.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported by the NYSE.

Year	High	Low
Year Ended 2011:
Fourth Quarter	$15.95	$9.94
Third Quarter	$17.59	$10.29
Second Quarter	$19.95	$14.64
First Quarter	$20.77	$17.75
Year Ended 2012:
Fourth Quarter	$17.80	$13.61
Third Quarter	$18.63	$11.13
Second Quarter	$15.97	$12.00
First Quarter	$17.12	$13.87
Year Ended 2013:
Fourth Quarter (through November 21, 2013)	$23.59	$18.41
Third Quarter	$23.52	$19.51
Second Quarter	$25.12	$19.10
First Quarter	$23.05	$16.82

The reported last sale price of our common stock on the NYSE on November 21, 2013 was $19.09 per share. As of November 19, 2013, we had 3,554 stockholders of record. In addition, we believe a significant number of beneficial owners of our common stock hold their shares in “street” name.

DESCRIPTION OF THE UNITS

We are offering 5,400,000 Units (or 6,000,000 Units if the underwriters exercise their option to purchase additional Units in full), each with a stated amount of $25.00. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) and a senior amortizing note (an “amortizing note”) issued by Forestar. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•

the purchase contract agreement (the “purchase contract agreement”) to be entered into between us and U.S. Bank National Association, as purchase contract agent and as trustee under the senior debt indenture dated as of February 26, 2013 (the “base indenture”), under which the purchase contracts and Units will be issued; and

•

the base indenture and a related supplemental indenture for the amortizing notes, to be dated the date of issuance of such amortizing notes, between us, as issuer, and U.S. Bank National Association, as trustee, under which the amortizing notes will be issued.

The base indenture has been, and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be, filed as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the terms “Forestar,” “we,” “us” and “our” mean Forestar Group Inc. and do not include any of its existing or future subsidiaries.

Components of the Units

Each Unit offered is comprised of:

•

a purchase contract pursuant to which we will deliver to the holder, on December 15, 2016 (the “mandatory settlement date”) (or, if later, the third business day immediately following the last trading day of the observation period), a number of shares of our common stock, par value $1.00 per share (the “common stock”) equal to the settlement amount (as defined below) described under “Description of the Purchase Contracts—Delivery of Common Stock” below, subject to adjustment; and

•

a senior amortizing note issued by Forestar with an initial principal amount of $4.2522 that pays equal quarterly installments of $0.3750 per amortizing note (or, in the case of the installment payment due on March 15, 2014, $0.4500 per amortizing note), which in the aggregate would be equivalent to a 6.00% cash distribution per year on the $25.00 stated amount per Unit.

Unless previously settled early at your election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the mandatory settlement date. The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

Each amortizing note will have an initial principal amount of $4.2522. On each March 15, June 15, September 15 and December 15, commencing on March 15, 2014, we will pay equal installments of $0.3750 on each amortizing note (or, in the case of the installment payment due on March 15, 2014, $0.4500 per amortizing note). Each installment will constitute a payment of interest (at a rate of 4.50% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit. Holders electing to separate or recreate Units will be responsible for any fees or expenses payable in connection with such separation or recreation, and the Company will not be responsible for any such fees or expenses.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist.

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in a Unit and, after separation, the separate purchase contract and the separate amortizing note will be shown on, and transfers will be effected through, direct or indirect participants in DTC. In order to separate your Unit into its component parts, you must deliver written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System of your election to separate the Unit.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day before the third business day immediately preceding the mandatory settlement date, if you beneficially own a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit by delivering written instructions to your participant to notify DTC through its DWAC System of your desire to recreate the Unit.

Listing

The Units will be new securities for which there is no established trading market. We do not intend to apply for listing of the Units on any securities exchange or for quotation of the Units on any automated dealer quotation system, but we might apply to list the Units in the future. Although the underwriters have advised us that they intend to make a market in the Units, they are not obligated to do so. The underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we might endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

Our common stock is listed on the NYSE under the symbol “FOR.”

Title

Forestar and the purchase contract agent will treat the registered owner of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

•

irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•

in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all purposes;

•	consented to, and agreed to be bound by, the provisions of the purchase contract agreement;

•

represented that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Units constitutes assets of any Plan (as defined herein) or (ii) the purchase and holding of the Units and the acquisition of shares of our common stock by such purchaser or transferee upon settlement of the purchase contract component of the Units will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA (as defined herein) or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws (as defined herein); and

•	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the amortizing notes as indebtedness of Forestar; and

•

the allocation of the $25.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract will be $20.7478 and such holder’s initial tax basis in each amortizing note will be $4.2522.

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

Based on current GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles. However, we expect the amortizing notes component of the Units to be revalued as of the end of each reporting period using current market assumptions. Any changes to the value of the debt component will be disclosed in our financial statements but will not be reflected in our calculation of net income.

We expect that our basic and diluted earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. For purposes of determining the number of shares included in the calculation, we intend to use the market prices for shares of our common stock for the applicable accounting periods.

Miscellaneous

The purchase contract agreement and the indenture will provide that we will pay all fees and expenses related to the offering of the Units and all reasonable fees and expenses related to the enforcement by the purchase contract agent and the indenture trustee of the respective rights of the holders of the Units and the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation and we will have no liability for such fees or expenses.

The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option after the date of initial issuance of the Units, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

As used in this section, the terms “Forestar,” “we,” “us” and “our” mean Forestar Group Inc. and do not include any of its existing or future subsidiaries.

Delivery of Common Stock

Unless previously settled early at your election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding December 15, 2016 (the “mandatory settlement date”). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

The “daily settlement amount” for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•

if the daily VWAP of our common stock is equal to or greater than $22.9080 per share (the “threshold appreciation price”), subject to adjustment, a number of shares of our common stock equal to (i) 1.0913 shares of common stock, subject to adjustment (the “minimum settlement rate”) divided by (ii) 20:

•

if the daily VWAP of our common stock is less than the threshold appreciation price of $22.9080 per share but greater than $19.09 per share (the “reference price”), each subject to adjustment, a number of shares of our common stock equal to (i) the Unit stated amount of $25.00 divided by the daily VWAP divided by (ii) 20; and

•

if the daily VWAP of our common stock is less than or equal to the reference price of $19.09 per share, subject to adjustment, a number of shares of our common stock equal to (i) 1.3095 shares of common stock, subject to adjustment (the “maximum settlement rate”) divided by (ii) 20.

The initial minimum settlement rate is approximately equal to the Unit stated amount of $25.00 divided by the initial threshold appreciation price of $22.9080 per share. The initial maximum settlement rate is approximately equal to the Unit stated amount of $25.00 divided by the initial reference price of $19.09 per share.

The maximum settlement rate, minimum settlement rate, threshold appreciation price and reference price are subject to adjustment as described under “—Adjustment to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

We will not have the right to require early settlement of the purchase contracts.

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract upon mandatory settlement at the assumed daily VWAPs, based on a reference price of $19.09 per share and a threshold appreciation price of $22.9080 per share. The initial threshold appreciation price represents an appreciation of approximately 20% above the initial reference price of $19.09 per share. The table assumes that there will be no adjustments to the fixed settlement rates as described under “—Adjustment to the Fixed Settlement Rates” and that the holders do not elect to settle early as described under “—Early Settlement,” or “—Early Settlement Upon a Fundamental Change” below. In addition, the table assumes that the daily VWAP price will remain constant for each trading day during the applicable observation period. We cannot assure you that the actual daily VWAP will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive upon mandatory settlement the following numbers of shares of common stock at the following assumed constant daily VWAPs:

Assumed Constant Daily VWAP	Number of Shares of Common Stock
$10.00	1.3095
$12.50	1.3095
$15.00	1.3095
$17.50	1.3095
$19.09	1.3095
$20.00	1.2500
$21.00	1.1905
$22.00	1.1364
$22.91	1.0913
$23.00	1.0913
$25.00	1.0913
$27.50	1.0913

As the above table illustrates, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the threshold appreciation price of $22.9080 per share, we would be obligated to deliver upon settlement of the purchase contract 1.0913 shares of common stock for each purchase contract. As a result, you would receive only approximately 83.33% of the appreciation in market value of our common stock that you would have received had you purchased $25.00 worth of shares of our common stock at the reference price instead of a Unit.

If, for the applicable observation period, the daily VWAP remains constant and is less than the threshold appreciation price of $22.9080 per share but greater than the reference price of $19.09 per share, we would be obligated to deliver a number of shares of our common stock upon mandatory settlement equal to $25.00, divided by such constant daily VWAP. As a result, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock.

If, for the applicable observation period, the daily VWAP remains constant and is less than or equal to the reference price of $19.09 per share, we would be obligated to deliver upon settlement of the purchase contract 1.3095 shares of common stock for each purchase contract. As a result, the holder would realize a loss on the decline in market value of the common stock below the reference price.

Because the daily settlement amount for each of the 20 trading days during the observation period is determined based on the daily VWAP for such trading day, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the daily VWAP of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The term “daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FOR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us, which may include one or more of the underwriters). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Subject to the immediately following paragraph, a “trading day” means a scheduled trading day on which (a) (i) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed and (ii) there is no market disruption event, or (b) if our common stock is not then listed on a U.S. national or regional securities exchange, trading in our common stock generally occurs on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a “business day.”

Solely for purposes of determining the observation period and the daily settlement amounts, “trading day” means a day on which (i) there is no “VWAP market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means, for the purposes set forth in this paragraph, a “business day.”

The term “market disruption event” means, if our common stock is listed for trading on The New York Stock Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

The term “VWAP market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

A “scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

In case of a mandatory settlement, on the third business day immediately following the last trading day of the observation period, our common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Prior to the settlement of any purchase contract, the shares of common stock underlying each purchase contract will not be outstanding, and prior to the relevant time set forth in the immediately following sentence for an early settlement or a mandatory settlement, as the case may be, the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of a purchase contract will be deemed to become the holder of record of such shares at 5:00 p.m., New York City time, on (i) in the case of an early settlement, the early settlement exercise date (as defined below), or (ii) in the case of a mandatory settlement, the last trading day of the observation period.

Early Settlement

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you, as a holder of Units or a holder of a separate purchase contract, as applicable, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock, at the “early settlement rate,” subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates.” The early settlement rate is equal to the minimum settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the early settlement exercise date, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock (or, if applicable, reference property) based on the “fundamental change early settlement rate” in effect immediately prior to 5:00 p.m., New York City time, on the early settlement exercise date as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) surrendering the certificates representing the purchase contract, if such purchase contract or the Unit that includes such purchase contract, as applicable, is held in certificated form and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. We refer to the first business day on which you comply with the relevant procedures for exercising the early settlement right described above and any other procedures therefor set forth in the purchase contract agreement by 5:00 p.m., New York City time, on such business day as the “early settlement exercise date.” As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent. Upon surrender of the purchase contract or the related Unit, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) on or prior to the third business day following the early settlement date. Upon early settlement of the purchase contract component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by, or registered in the name of, the holder who elected to settle the related purchase contract early, as appropriate.

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock (or reference property, as applicable as described below) based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending on, and including, the 35th business day thereafter. We refer to this right as the “fundamental change early settlement right.”

We will provide the purchase contract agent and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) the kind and amount of the cash, securities and other consideration receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1)	any person (as defined below) files a Schedule TO or any schedule, form or report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) disclosing that such person has become the direct or indirect “beneficial owner” of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our or their employee benefit plans;

(2)	we (x) merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our consolidated assets to another person or (y) engage in any recapitalization, reclassification or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity;

(3)	our common stock (or other common stock deliverable upon settlement of your purchase contract) ceases to be listed on any of The New York Stock Exchange, NYSE MKT LLC, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us;

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the common stock (excluding cash payments for fractional shares) in the transaction or transactions that would otherwise constitute a “fundamental change” consists of shares of common stock or common equity interests that are traded on any of The New York Stock Exchange, NYSE MKT LLC, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a fundamental change under the first or second bullets above, which we refer to as publicly traded securities, and as a result of such transaction or transactions, such publicly traded securities become reference property deliverable upon settlement of your purchase contract as described below, excluding cash payments for fractional shares, such event shall not be a fundamental change and, for the avoidance of doubt, an event that is not considered a fundamental change pursuant to this proviso shall not be a fundamental change solely because such event could also be described by the first or second bullets above.

For purposes of the first bullet of the definition of “fundamental change” above, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (x) of the second bullet of the definition of “fundamental change” in which holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•

otherwise, the stock price will be the average of the closing prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

The “closing price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “closing price” will be the last quoted bid price for our common stock in the over the counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “closing price” will be the average of the midpoint of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. Any such determination will be conclusive absent manifest error.

The stock prices set forth in the column headers of the table below will be adjusted as of the time at which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is such fixed settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates are adjusted as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Stock Price
Effective Date	$5.00	$10.00	$15.00	$19.09	$20.00	$22.50	$25.00	$27.50	$30.00	$35.0	$40.0	$50.0	$75.0	$100.0
November 27, 2013	1.2920	1.2304	1.1563	1.1157	1.1092	1.0956	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
March 15, 2014	1.2953	1.2401	1.1650	1.1216	1.1147	1.0998	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
June 15, 2014	1.2978	1.2487	1.1729	1.1270	1.1196	1.1036	1.0930	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
September 15, 2014	1.2999	1.2574	1.1816	1.1328	1.1248	1.1075	1.0960	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
December 15, 2014	1.3017	1.2661	1.1908	1.1390	1.1303	1.1115	1.0990	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
March 15, 2015	1.3032	1.2747	1.2009	1.1456	1.1362	1.1156	1.1020	1.0935	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
June 15, 2015	1.3044	1.2832	1.2123	1.1532	1.1427	1.1200	1.1049	1.0957	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913
September 15, 2015	1.3054	1.2912	1.2252	1.1616	1.1500	1.1245	1.1077	1.0976	1.0919	1.0913	1.0913	1.0913	1.0913	1.0913
December 15, 2015	1.3063	1.2983	1.2398	1.1714	1.1582	1.1292	1.1101	1.0990	1.0930	1.0913	1.0913	1.0913	1.0913	1.0913
March 15, 2016	1.3071	1.3038	1.2568	1.1832	1.1679	1.1338	1.1118	1.0995	1.0934	1.0913	1.0913	1.0913	1.0913	1.0913
June 15, 2016	1.3079	1.3073	1.2768	1.1989	1.1804	1.1382	1.1119	1.0986	1.0929	1.0913	1.0913	1.0913	1.0913	1.0913
September 15, 2016	1.3088	1.3088	1.2988	1.2237	1.1992	1.1402	1.1071	1.0947	1.0914	1.0913	1.0913	1.0913	1.0913	1.0913
December 15, 2016	1.3095	1.3095	1.3095	1.3095	1.2500	1.1111	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913	1.0913

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the applicable stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight-line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•

if the applicable stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•

if the applicable stock price is less than $5.00 per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 1.3095, subject to adjustment in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

We will deliver the shares of our common stock or reference property, as applicable, deliverable as a result of your exercise of the fundamental change early settlement right on the applicable early settlement date.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or upon mandatory settlement, including, if applicable, the provisions set forth under “—Adjustments to the Fixed Settlement Rates” regarding the occurrence of a merger event (as defined below).

No Early Settlement at Our Election

We will not have the right to require early settlement of the purchase contracts.

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted as described below, except that we will not make any adjustments to any fixed settlement rate if holders of the Units and holders of separate purchase contracts, as applicable, participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the Units or separate purchase contracts, as applicable, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate multiplied by the number of Units and separate purchase contracts held by such holder.

In addition, each of the threshold appreciation price and the reference price will be adjusted at any time any fixed settlement rate is adjusted as described in this section. The adjusted threshold appreciation price and reference price will equal the threshold appreciation price or reference price, as applicable, in effect immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment and the denominator of which is such fixed settlement rate as so adjusted.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, each fixed settlement rate will be adjusted based on the following formula:

FR1 = FR0 ×	OS1
OS0

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividend or distribution, to the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing prices of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 ×	OS0 + X
OS0 + Y

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered upon the expiration of such rights, options or warrants, each fixed settlement rate shall be readjusted to the applicable fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such issuance had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at a price per share less than such average of the closing prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 ×	SP0
SP0 – FMV

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the closing prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Unit and separate purchase contract shall receive, in respect of each Unit or separate purchase contract, as applicable, it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the maximum settlement rate in effect immediately prior to the record date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution (including a spin-off below) is not so paid or made, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. In the case of rights, options or warrants to acquire our capital stock or other securities, to the extent that such rights, options or warrants are not exercised prior to their expiration or capital stock or other securities are not delivered upon the expiration of such rights, options or warrants, each fixed settlement rate shall be readjusted to the applicable fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the capital stock or other securities actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such issuance had not occurred.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or business units, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 ×	FMV0 + MP0
MP0

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after, but excluding, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the closing prices of our common stock over the valuation period.

If the first trading day of the observation period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, but excluding, the first trading day of the observation period. If one or more trading days of the observation period occur on or after the ex-dividend date for a spin-off but on or prior to the first trading day of the valuation period for such spin-off, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the valuation period for such spin-off and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of “FMV0” to ten consecutive trading days deemed replaced with a reference to one (1) trading day.

In addition, if an early settlement exercise date occurs during the period from, but excluding, the first trading day of the valuation period for a spin-off to, and including, the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, but excluding, the applicable early settlement exercise date. If an early settlement exercise date occurs during the period from, and including, the ex-dividend date for a spin-off to, and including, the first trading day of the valuation period for such spin-off, (i) the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with a reference to one (1) trading day, (ii) we will deliver the consideration due to such holder in respect of the applicable early settlement on the third business day after the first trading day of the valuation period for such spin-off, (iii) the relevant fixed settlement rates and fundamental change early settlement rate, as the case may be, applicable to such early settlement will be such respective rates in effect immediately prior to 5:00 p.m., New York City time, on the first trading day of the valuation period for such spin-off and (iv) the person in whose name any shares of our common stock shall be issuable in respect of the applicable early settlement will be deemed to become the holder of record of such shares as of 5:00 p.m., New York City time, on the first trading day of the valuation period for such spin-off.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, each fixed settlement rate will be adjusted based on the following formula:

FR1 = FR0 ×	SP0
SP0 – C

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Unit or separate purchase contract shall receive, for each such Unit or separate purchase contract it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect immediately prior to the close of business on the record date for such cash dividend or distribution.

Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the close of business on the expiration date;

FR1 = the applicable fixed settlement rate in effect immediately after the close of business on the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the closing prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

If the first trading day of the observation period occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period. If one or more trading days of the observation period occur on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the averaging period for such tender or exchange offer and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one”.

In addition, if an early settlement exercise date occurs during the period from, but excluding, the first trading day of the averaging period for a tender or exchange offer to, and including, the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the applicable early settlement exercise date. If an early settlement exercise date occurs during the period from, but excluding, the expiration date for a tender offer or exchange offer to, and including, the first trading day of the averaging period for such tender or exchange offer, (i) the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one (1),” (ii) we will deliver the consideration due to such holder in respect of the applicable early settlement on the third business day after the first trading day of the averaging period for such tender or exchange offer, (iii) the relevant fixed settlement rates and fundamental change early settlement rate, as the case may be, applicable to such early settlement will be such respective rates in effect immediately prior to 5:00 p.m., New York City time, on the first trading day of the averaging period for such tender or exchange offer and (iv) the person in whose name any shares of our common stock shall be issuable in respect of the applicable early settlement will be deemed to become the holder of record of such shares as of 5:00 p.m., New York City time, on the first trading day of the averaging period for such tender or exchange offer.

In addition, notwithstanding anything to the contrary herein, if a fixed settlement rate adjustment becomes effective on any ex-dividend date as described above, and a holder of a Unit or separate purchase contract that has elected early settlement of such Unit or separate purchase contract, as applicable, for which the applicable early settlement exercise date occurs on or after such ex-dividend date and on or prior to the related record date would be (i) treated as the record holder of shares of our common stock as of the related early settlement exercise date as described under “—Delivery of Common Stock” above based on a fixed settlement rate that would otherwise be adjusted for such ex-dividend date in respect of such dividend, distribution or other event giving rise to such adjustment and (ii) entitled to participate in the related dividend, distribution or other event giving rise to such adjustment with respect to all such shares of our common stock, then, notwithstanding the foregoing fixed settlement rate adjustment provisions, the fixed settlement rate adjustment relating to such ex-dividend date will not be made for such holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition, if:

•	the record date, effective date or expiration date for any event that requires an adjustment to the fixed settlement rates under any of clauses (1) through (5) above occurs:

•	on or after the first trading day of the observation period; and

•	on or prior to the last trading day of the observation period; and

•	the daily settlement amount for any trading day in such observation period that occurs on or prior to such record date, effective date or expiration date:

•	includes shares of the common stock that do not entitle their holder to participate in such event; and

•	is calculated based on a fixed settlement rate that is not adjusted on account of such event;

then, we will treat each holder of a Unit and separate purchase contract as though it were the record holder on such record date, effective date or expiration date, as applicable, of a number of shares of common stock per Unit or separate purchase contract, as applicable, equal to the total number of shares of common stock that:

•	are deliverable as part of the daily settlement amount:

•	for a trading day in such observation period that occurs on or prior to such record date, effective date or expiration date; and

•	is calculated based on fixed settlement rates that are not adjusted for such event; and

•	if not for this provision, would not entitle such holder to participate in such event.

Except as stated herein, we will not adjust the fixed settlement rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the fixed settlement rates, except to the extent of any readjustment to the fixed settlement rates, no adjustment to the fixed settlement rates will be made (other than as a result of a reverse share split or share combination).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

We may (but are not required to) increase the fixed settlement rates to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the fixed settlement rates. For a discussion of the U.S. federal income tax treatment of an adjustment to the fixed settlement rates, see “United States Federal Income Tax Considerations.”

We currently have a preferred stock rights plan in effect. See “Description of Capital Stock—Stockholder Rights Agreement” in the accompanying prospectus. Upon settlement of a Unit or separate purchase contract, to the extent that our rights plan is then in effect, if (i) early settlement applies to such Unit or separate purchase contract, on the applicable early settlement exercise date, or (ii) mandatory settlement applies to such Unit or separate purchase contract, on any trading day in the observation period, in each case, you will receive, in addition to any shares of common stock received in connection with such early settlement or in respect of such trading day, as the case may be, the rights under the rights plan, unless prior to such early settlement exercise date or trading day, as the case may be, the rights have separated from the common stock, in which case, and only in such case, each fixed settlement rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the fixed settlement rates will not be adjusted:

•

on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by our board of directors, or a committee thereof, or otherwise;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Units were first issued; or

•	for a change in the par value of the common stock.

Adjustments to the fixed settlement rates will be calculated to the nearest 1/10,000th of a share. Adjustments to the reference price and threshold appreciation price will be calculated to the nearest $0.0001. Notwithstanding anything to the contrary herein, we will not be required to adjust the fixed settlement rates unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the effective date for any fundamental change, (ii) (x) in the case of any early settlement, prior to the close of business on the early settlement exercise date, and (y) in the case of any mandatory settlement, prior to each trading day of the observation period and (iii) prior to the close of business on any other date on which the fixed settlement rates are referred to for purposes of determining the number of shares of common stock deliverable upon settlement of a Unit or separate purchase contract. In addition, we shall not account for such deferrals when determining what number of shares of our common stock a holder would have held on a given day based on the maximum settlement rate.

If we adjust the fixed settlement rates pursuant to the above provisions, we will deliver to the purchase contract agent an officer’s certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based, upon which certificate the purchase contract agent may conclusively rely. In addition, we will issue a press release containing the relevant information (and make the press release available on our website). The purchase contract agent shall not be responsible for, and shall not make any representation as to the validity or value of, any common stock, securities or assets issued upon settlement of the Units or separate purchase contracts, or as to the accuracy of any calculation made hereunder.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•

any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under “—Adjustments to the Fixed Settlement Rate”);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any binding share exchange;

and, in each case, as a result of which our common stock would be converted into, or exchanged for, common stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “merger event”), then, at the effective time of the transaction, the right to settlement of each Unit or separate purchase contract into shares of our common stock will be changed into a right to settlement of such Unit or separate purchase contract based on the kind and amount of shares of common stock, other securities or other property or assets (including cash or any combination thereof), which common stock, other securities or other property or assets we refer to as the reference property, that a holder of shares of our common stock would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction, (i) any shares of our common stock that we would have been required to deliver upon settlement of the Units and separate purchase contracts as set forth above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction, (ii) the daily VWAP and closing price will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction and (iii) the consideration due upon settlement of the Units and separate purchase contracts will be determined as if relevant references to shares of our common stock or any number thereof (including for purposes of any adjustment to the fixed settlement rates) were deemed replaced with references to the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares would have been entitled to receive in such transaction (and that will be deliverable upon settlement of the Units and separate purchase contracts) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the purchase contract agreement to not become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the purchase contract agreement requires us to calculate the closing prices, the daily VWAPs or any function thereof over a span of multiple days (including during an observation period), we will make appropriate adjustments to each to account for any adjustment to the fixed settlement rates that becomes effective, or any event requiring an adjustment to the fixed settlement rates where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the closing prices, the daily VWAPs or functions thereof are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made, to the extent any such adjustment is necessary, without duplication of any adjustment made pursuant to the paragraph above that begins with the phrase, ‘‘In addition, if: the record date, effective date or expiration date for any event that requires an adjustment to the fixed settlement rates under any of clauses (1) through (5) above occurs.”

Fractional Shares

We will deliver cash in lieu of any fractional share of common stock issuable upon settlement of the Units or separate purchase contracts based on the (i) closing price on the relevant early settlement exercise date, or, if such date is not a trading day, the immediately preceding trading day (in the case of an early settlement) or (ii) daily VWAP on the last trading day of the observation period (in the case of a mandatory settlement). We will calculate the whole number of shares and the amount of any fractional share due upon settlement of a Unit or separate purchase contract based on the aggregate number of Units or separate purchase contracts being settled by each holder with the same early settlement exercise date or observation period, as applicable or based on such other aggregate number of Units or separate purchase contracts being settled in respect of the same early settlement exercise date or observation period, as applicable, as DTC may otherwise request.

Consequences of Bankruptcy

Upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Forestar, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate. If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver our common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will be subordinated to rank equally with the claims by holders of our common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery.

Please refer to “Risk Factors—We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.”

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the purchase contract agreement;

•	to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•

in the case of a merger event, to provide for the settlement of the purchase contracts into the reference property as required under the provisions described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock” above;

•	to cure any ambiguity, omission, defect or inconsistency in the purchase contract agreement; and

•

to make any change that does not adversely affect the rights of any holder in any material respect; provided that any modification to conform the terms of the purchase contract agreement to the description thereof in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the offering of the Units will not be deemed to be adverse to any holder.

Subject to certain exceptions, the purchase contract agreement may be amended with the consent of the holders of at least a majority of the purchase contracts (whether or not part of a Unit) then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or separate purchase contracts) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority of the purchase contracts (whether or not part of a Unit) then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Units and/or separate purchase contracts). However, without the consent of each holder of a then outstanding purchase contract (whether or not part of a Unit) affected, no amendment may, among other things:

•	make any change that impairs or adversely affects the settlement rights of any purchase contract;

•

change the right to settle purchase contracts early or the fundamental change early settlement right, in either case, whether through an amendment or waiver of the provisions in the covenants, definitions or otherwise;

•

impair the right of any holder to receive delivery of the number of shares of our common stock, cash in lieu of any fractional share and/or reference property due upon settlement of any purchase contract on the due dates therefor;

•	impair the right to institute suit for the enforcement of the purchase contracts; or

•

make any change in the percentage of holders required to consent to any amendment, modification or waiver of any provision of the purchase contract agreement, or make any change to the purchase contract agreement provision described in this sentence.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•

the successor entity, if not us, is (and, if we remain a party to the purchase contracts and the purchase contract agreement after giving effect to such transaction and the requirements in respect thereof under the purchase contract agreement,) a corporation organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity, if not us, expressly assumes our obligations under the purchase contracts and the purchase contract agreement; and

•

the obligor under the purchase contracts will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units, the purchase contracts or the purchase contract agreement.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum number of shares set forth above under “—Early Settlement Upon a Fundamental Change,” subject to adjustment as set forth therein.

Governing Law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

Information Concerning the Purchase Contract Agent

U.S. Bank National Association (or its successor) will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of purchase contracts, whether part of Units or separate purchase contracts from time to time. The purchase contract agent will not be obligated to take any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

We will pay the purchase contract agent reasonable fees for its services, subject to any written agreement between us and the purchase contract agent. We will reimburse the purchase contract agent for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the purchase contract agent’s counsel).

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor except as required by law or court order.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued under the base indenture and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes (the “supplemental indenture”), between Forestar and U.S. Bank National Association, as trustee, collectively referred to in this section as the “indenture.” The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of the trustee. In addition, the base indenture, the supplemental indenture for the amortizing notes, the Units and the amortizing notes include those terms incorporated therein by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

As used in this section, the terms “Forestar,” “we,” “us” and “our” mean Forestar Group Inc. and do not include any of its existing or future subsidiaries and the term “Forestar USA” means Forestar (USA) Real Estate Group Inc. and does not include any of its existing or future subsidiaries.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued in an aggregate initial principal amount of approximately $22.96 million (or $25.51 million aggregate principal amount if the underwriters exercise their option to purchase additional Units in full). The scheduled final installment payment date (as defined below) will be December 15, 2016, subject to extension as described below. We may not redeem the amortizing notes prior to maturity.

As described below under “Book-Entry Procedures and Settlement,” in certain circumstances amortizing notes may be issued in certificated form in exchange for a global security. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee in New York, New York. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

Other than the limited restrictions described below under “Consolidation, Merger, Sale or Conveyance,” there are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Forestar that may adversely affect such holders.

Holders will not have the right to require us to repurchase the amortizing notes early.

Ranking

The amortizing notes will be senior unsecured obligations of Forestar and will rank (i) senior in right of payment to all existing and future indebtedness of Forestar that is, by its terms, expressly subordinated in right of payment to the amortizing notes (or to all senior indebtedness), (ii) pari passu in right of payment with all existing and future indebtedness of Forestar that is not so subordinated and (iii) effectively subordinated to all secured indebtedness to the extent of the value of the assets securing such obligations. In addition, the amortizing notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

As of September 30, 2013, our total consolidated indebtedness was $335.2 million, $235.0 million of which was our secured senior indebtedness. After giving effect to the offering of the Units and the transactions contemplated under “Use of Proceeds,” we expect our total consolidated indebtedness will be $358.1 million, of which $235.0 million will be senior secured indebtedness (assuming no exercise of the underwriters’ option to purchase additional Units). See “Capitalization.”

Installment Payments

Each amortizing note will have an initial principal amount of $4.2522. On each March 15, June 15, September 15 and December 15, commencing on March 15, 2014 (each, an “installment payment date”), we will pay, in cash, equal installments of $0.3750 on each amortizing note (or, in the case of the installment payment due on March 15, 2014, $0.4500 per amortizing note). Each installment will constitute a payment of interest (at a rate of 4.50% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the March 1, June 1, September 1 or December 1, as applicable, immediately preceding the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Notwithstanding anything to the contrary herein, the amount of any installment payment will be increased by the amount of additional interest, if any, payable for the relevant period at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Amortization Schedule

The total installments of principal on the amortizing notes for each scheduled installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
March 15, 2014	$0.3926	$0.0574
June 15, 2014	$0.3316	$0.0434
September 15, 2014	$0.3353	$0.0397
December 15, 2014	$0.3391	$0.0359
March 15, 2015	$0.3429	$0.0321
June 15, 2015	$0.3468	$0.0282
September 15, 2015	$0.3507	$0.0243
December 15, 2015	$0.3546	$0.0204
March 15, 2016	$0.3586	$0.0164
June 15, 2016	$0.3626	$0.0124
September 15, 2016	$0.3667	$0.0083
December 15, 2016	$0.3708	$0.0042

Restrictions Applicable During a Default Under the Indenture

If there shall have occurred and be continuing a default under the indenture, then:

•

we and our subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock or make any guarantee payment with respect thereto other than:

•

purchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of our common stock pursuant to a contractually binding requirement to buy stock existing prior to such default, including under a contractually binding stock repurchase plan;

•

as a result of an exchange or conversion of any class or series of our capital stock that, by its terms as in effect prior to the occurrence of such default, is exchangeable for or convertible into any other class or series of our capital stock; and

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

•

we and our subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by us that rank equally with or junior to the amortizing notes, other than pro rata payments of accrued and unpaid interest on the amortizing notes and any other debt securities or guarantees issued by us that rank equally with the amortizing notes, except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment.

These restrictions, however, will not apply to any dividends or distributions with respect to our common stock where we exclusively issue shares of our common stock in such dividend or distribution.

No Repurchase of Amortizing Notes at the Option of the Holder

The holders will not have the right to require us to repurchase the amortizing notes early.

Events of Default

The following are “Events of Default” under the indenture:

(a) our failure to pay any installment payment on any amortizing note when such is due, which failure to pay is not cured within 30 days;

(b) our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due;

(c) our failure to comply with any of our agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below;

(d) default by us, Forestar USA or another of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) as in effect on the original date of issuance of the notes (“significant subsidiaries”) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt (other than non-recourse debt of a special purpose subsidiary) for money borrowed in excess of $25.0 million in the aggregate of us, Forestar USA and/or such other significant subsidiaries, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable or (ii) from a failure to pay the principal of or premium, if any, on any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that, with respect to any entity in which we own, directly or indirectly, less than all but greater than 50% of the issued and outstanding equity interests but for which we, directly or through an intermediary, do not, and are not obligated pursuant to any existing agreement to, actively control, manage or conduct the business, such default would constitute an event of default only if it continues for a period of 15 business days after we become aware of such default;

(e) failure by us, Forestar USA or another of our majority owned significant subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us, Forestar USA or such other subsidiary exceeds in the aggregate $25.0 million, which are not stayed on appeal; and

(f) certain events of bankruptcy, insolvency or reorganization of us or any of our majority owned significant subsidiaries.

A default as described in clause (c) above will not be deemed an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us and the trustee, of the default and we do not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the principal amount of the outstanding amortizing notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the amortizing notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default pursuant to clause (f) above (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy of holders for an event of default relating to our failure to file reports as described under “—Reports” below will, (i) for the first 90 days after the occurrence of such event of default (which will be the 61st day after written notice is provided to us of the default pursuant to clause (c) above), consist exclusively of the right to receive additional interest at an annual rate equal to 0.25% per annum on the principal amount of the amortizing notes then outstanding, and (ii) for the 90 days immediately following such 90-day period, consist exclusively of the right to receive additional interest at an annual rate equal to 0.50% per annum on the principal amount of the amortizing notes then outstanding. If we make such election, such additional interest will be payable in arrears on each interest payment date following the date on which such event of default first occurs. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the amortizing notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the amortizing notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to our failure to comply with the reporting obligations described above in the immediately preceding paragraph and below in “—Reports”, we must notify the trustee, the paying agent and all of the holders of the amortizing notes, in writing, of such election on or before 5:00 p.m., New York City time, on the fifth business day immediately following the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the amortizing notes will be immediately subject to acceleration as provided above.

The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the indenture. The trustee may withhold from the holders notice of any continuing default or Event of Default if the trustee determines that withholding such notice is in the holders’ interest.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest.

We are required to deliver, within 120 calendar days after the end of each fiscal year, to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action we are taking or propose to take with respect thereto. In addition, we are required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default and of what action we are taking or propose to take with respect thereto.

Reports

The indenture requires Forestar to file with the trustee, within 15 days after Forestar is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Forestar may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by Forestar with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Forestar’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer’s certificate).

Discharge and Legal Defeasance and Covenant Defeasance of Indenture

Forestar may discharge its obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will also permit Forestar to terminate all of its obligations under the indenture with respect to the amortizing notes other than certain obligations specified in the indenture governing the amortizing notes (“legal defeasance”), at any time by:

(1)	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)	complying with certain other conditions, including delivery to the trustee of an opinion of U.S. tax counsel of recognized standing or a ruling received from the Internal Revenue Service to the effect that beneficial owners of amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of Forestar’s exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case had such right not been exercised, which opinion of counsel is based upon a change in the applicable U.S. federal income tax law since the date of issuance of the amortizing notes.

In addition, the indenture will permit Forestar to terminate all of its obligations under the indenture with respect to certain covenants described under “—Reports” and “—Restrictions Applicable During a Default Under the Indenture” above and “—Consolidation, Merger, Sale or Conveyance” below (other than clause (y) of the first bullet thereunder) and the events of default described under clauses (b) through (f) under “—Events of Default” above, in each case subject to the exceptions specified in the indenture (“covenant defeasance”) at any time by:

(1)	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)	complying with certain other conditions, including delivery to the trustee of an opinion of U.S. tax counsel of recognized standing or a ruling received from the Internal Revenue Service, to the effect that beneficial owners of amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case had such right not been exercised.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Forestar to maintain an office or agency in respect of the amortizing notes.

Forestar may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If Forestar exercises the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If Forestar exercises the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification

The indenture governing the amortizing notes will contain provisions permitting us and the trustee to modify the indenture governing the amortizing notes without the consent of the holders (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture governing the amortizing notes;

•

to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders, add events of default for the benefit of holders or to surrender any right or power conferred upon us;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	secure the amortizing notes;

•	add guarantees with respect to the amortizing notes;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture governing the amortizing notes; and

•

make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture governing the amortizing notes to the description thereof in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the offering of the Units will not be deemed to be adverse to any holder.

Subject to certain exceptions, the indenture governing the amortizing notes may be amended with the consent of the holders of at least a majority of the amortizing notes (whether or not part of a Unit) then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or separate amortizing notes) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority of the amortizing notes (whether or not part of a Unit) then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Units and/or separate amortizing notes). However, without the consent of each holder of a then outstanding amortizing note (whether or not part of a Unit) affected, no amendment may, among other things:

•	change any installment payment date or the amount owed on any installment payment date;

•	reduce the principal amount of the amortizing notes or the rate of interest thereon;

•

reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture;

•	change the ranking of the amortizing notes;

•	make the amortizing notes payable in a currency other than that stated in the amortizing notes;

•	impair the right to institute suit for the enforcement of the amortizing notes; or

•

make any change in the percentage of holders required to consent to any amendment, modification or waiver of any provision of the indenture, or make any change to the indenture provision described in this sentence.

Consolidation, Merger, Sale or Conveyance

We will covenant in the indenture that we will not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•

(x) the successor entity, if not us, is (and, if we remain a party to the amortizing notes and the indenture after giving effect to such transaction and the requirements in respect thereof under the indenture, we are) a corporation organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and (y) that entity, if not us, expressly assumes our obligations under the purchase contracts and the purchase contract agreement and our obligations under the indenture and the amortizing notes; and

•	the obligor under the indenture will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units or the amortizing notes.

Governing Law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of installment payments on the amortizing notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee on behalf of the holders of the amortizing notes. The indenture will contain provisions limiting the liability of the trustee, and we will indemnify the trustee, its officers, directors, employees and agents against any loss, liability or expenses incurred or made in connection with the trustee’s duties under the indenture.

We will pay the trustee reasonable fees for its services, subject to any written agreement between us and the trustee. We will reimburse the trustee for all reasonable and out-of-pocket expenses (including the reasonable compensation and expenses of the trustee’s counsel).

The indenture will contain provisions under which the trustee may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we, the purchase contract agent and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we, the purchase contract agent nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities in registered form only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable, upon the events described above, in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent located in the continental United States. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of U.S. Bank National Association listed above. A form of such instrument of transfer will be obtainable at the relevant office of U.S. Bank National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of U.S. Bank National Association, as requested by the owner of such new Units, separate purchase contacts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

On September 14, 2012, we and certain of our affiliates entered into an amended and restated senior secured credit facility with KeyBank National Association, a national banking association (“KeyBank”), and the other financial institutions party to the senior secured credit facility as lenders (each individually a “Lender” and collectively, the “Lenders”), and KeyBank, as agent for the Lenders (in such capacity, “Agent”) and swing line lender.

Our senior secured credit facility provides for a $200.0 million term loan maturing September 14, 2017 and a $200.0 million revolving line of credit maturing September 14, 2015 (with a one-year extension option), subject to an increase in commitments upon our request and the fulfillment of certain conditions up to $500.0 million, less the sum of (i) the aggregate amount of any outstanding term loans and (ii) the aggregate amount of outstanding commitments with respect to the revolving line of credit, in each case, under the senior secured credit facility. The term loan and revolving line of credit may be prepaid at any time without penalty. The revolving line of credit includes a $100.0 million sublimit for letters of credit, under which approximately $3.7 million in letters of credit were outstanding as of September 30, 2013.

The amount available for borrowing at any time under the revolving line of credit under our senior secured credit facility is limited to an amount that is equal to the lesser of the commitment amount (i.e. $200.0 million as of September 30, 2013) or the borrowing base (as described under the heading “—Borrowing Base”). We expect to have a borrowing base of approximately $368 million under the senior secured credit facility and no borrowings under the revolving line of credit under our senior secured credit facility upon the closing of this offering. As of September 30, 2013, we had approximately $196.3 million in net unused borrowing capacity under the revolving line of credit under our senior secured credit facility.

Borrowing Base

The amount available for borrowing at any time under the revolving line of credit under our senior secured credit facility is subject to a borrowing base calculated based on the sum of the value of certain assets, specifically:

(a)	forty-five percent (45%) of the value of timberland; plus

(b)	thirty-five percent (35%) of the value of high value timberland; plus

(c)	forty percent (40%) of the value of raw entitled land; plus

(d)	forty-five (45%) of the value of entitled land under development; plus

(e)	sixty percent (60%) of the value of the mineral business enterprise; plus

(f)	a percentage of amounts payable to us in connection with the Cibolo Canyons project; plus

(g)	the sum of specified percentages (as of each date of determination) of the adjusted value of certain assets acquired in the Credo acquisition;

less, (i) the portion of the borrowing base accounted for by clause (b) above that would exceed twenty-five percent (25%) of the borrowing base, (ii) the portion of the borrowing base accounted for by clause (c) above that would exceed twenty-five percent (25%) of the borrowing base, (iii) the value of entitled land under development unless it constitutes “mortgaged properties” under the senior secured credit facility, (iv) a portion of the amounts payable in connection with the Cibolo Canyons project if the Agent determines that certain conditions are not satisfied and (v) any interest reserve as required pursuant to the interest coverage ratio covenant. The senior secured credit facility also provides that the borrowing base will be reduced to the extent the ratio of the value of assets in the borrowing base to the aggregate commitments under our senior secured credit facility is less than 1.50x.

Interest Rate and Fees

Borrowings under the senior secured credit facility bear interest, at our option, at a rate per annum equal to either (i) the base rate determined by reference to the highest of (x) the interest rate established by KeyBank as its “prime rate” whether or not announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (y) the weighted average of the rates of federal funds transactions, as published by the Federal Reserve Bank of New York, plus one-half of one percent (0.5%) per annum, or (z) (i) the LIBOR rate for a one (1) month interest period, plus one percent (1.0%) per annum, in each case, plus an interest rate spread of three percent (3.0%) per annum, or (ii) the LIBOR rate for the applicable interest period, plus an interest rate spread of four percent (4.0%) per annum. Following the occurrence and during the continuation of an event of default, at the election of Lenders holding fifty percent (50%) or more of the aggregate commitments, the applicable interest rate margin for each loan will increase by two percent (2.0%) per annum. Additionally, we are required to pay to the account of the applicable Lenders a late charge of five percent (5.0%) of any amount of interest and/or principal payable under the senior secured credit facility which is not paid within ten (10) days of the date when due.

In addition to paying interest on the outstanding principal amount of loans under the senior secured credit facility, we are required to pay an unused facility fee with respect to undrawn commitments under the revolving line of credit at a rate of twenty-five basis points (0.25%) to thirty-five basis points (0.35%) per annum (based on usage) on the average daily amount by which the commitment exceeds the amount of outstanding revolving loans and swing line loans and the aggregate undrawn amount of all issued letters of credit. We are also required to pay customary letter of credit fees and other fees.

Prepayments

If at any time the aggregate outstanding principal amount of the revolving loans and the aggregate undrawn amount of all issued letters of credit either (i) exceed the commitment amount or (ii) exceed the borrowing base, then within five (5) days of written demand of the Agent, we are required to pay the amount of such excess to the Agent. In addition, we have the right, at our election, to voluntarily prepay the outstanding amount of the loans, in whole or in part, at any time without penalty or premium (other than with respect to the term loans prior to March 14, 2013 as described above); provided that LIBOR breakage costs are payable if any prepayment of LIBOR loans is made on a date that is not the last day of an interest period.

Guarantee and Security

All obligations under the senior secured credit facility are unconditionally guaranteed by the guarantors, subject to certain restrictions related to applicable law. All obligations under the senior secured credit facility, including the guaranty obligations of the guarantors, are secured on a first-priority basis by (a) a lien on all timberland and minerals of the issuer and the guarantors, (b) collateral assignments of current and future leases, rents and contracts, including our mineral leases of the issuer and the guarantors, (c) a security interest in our primary operating account, (d) a pledge of the equity interests in our current and future material operating subsidiaries or joint venture interests, or if such pledge is not permitted, a pledge of the right to distributions from such entities (unless the pledge of such rights to distributions is not permitted), (e) a pledge of reimbursements, hotel occupancy and other revenues payable from special improvement district tax collections in connection with the Cibolo

Canyons project and (f) a pledge of certain assets from subsidiaries acquired in the Credo acquisition, including interests in oil and gas wells. In addition, the senior secured credit facility provides for a negative pledge (without a mortgage) on all other wholly-owned assets.

Certain Covenants and Events of Default

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of the guarantors and our subsidiaries to:

•	incur additional indebtedness;

•	create liens on assets;

•	make investments;

•	become party to mergers or consolidations;

•	enter into sale lease-back agreements;

•	violate, or permit tenants or subsidiaries to violate, environmental laws;

•	make distributions;

•	sell assets;

•	prepay indebtedness;

•	make negative pledges and enter into restrictive agreements;

•	amend organizational documents;

•	engage in transactions with affiliates;

•	incur management fees and expenses; and

•	modify certain agreements.

In addition, we are required to maintain, (i) an interest coverage ratio of at least 1.50 to 1.0 on the last day of each testing period; (ii) a revenues to capital expenditure ratio of no less than 1.0:1.0 on the last day of each testing period, (iii) a total leverage ratio not to exceed forty percent (40%) on the last day of each fiscal quarter, (iv) a minimum net worth, such that the consolidated tangible net worth of the Forestar Group and its subsidiaries shall not be less than the sum of (x) $441 million, plus (y) eighty-five percent (85%) of the aggregate net proceeds in connection with any equity offering after the closing date, plus (z) seventy-five percent (75%) of positive net income, on a cumulative basis, for any fiscal quarter tested, which minimum net worth requirement was approximately $460.8 million at September 30, 2013.

The senior secured credit facility also contains affirmative covenants and events of default customary for credit facilities of this type. As of September 30, 2013, we were in compliance with the terms, conditions and financial covenants under the senior secured credit facility. Based on our current operating projections, we believe that we will remain in compliance with the financial covenants under our senior secured credit facility in the future.

3.75% Convertible Senior Notes due 2020

On February 26, 2013, we issued $125,000,000 aggregate principal amount of 3.75% convertible senior notes due 2020. The Convertible Notes pay interest semiannually at a rate of 3.75% per annum and will mature on March 1, 2020. The Convertible Notes have an initial conversion rate of 40.8351 per

$1,000 principal amount (equivalent to a conversion price of approximately $24.49 per share of common stock and a conversion premium of 37.5% based on the closing share price of $17.81 per share of our common stock on February 20, 2013). The initial conversion rate is subject to adjustment upon the occurrence of certain events. Prior to November 1, 2019, the Convertible Notes will be convertible only upon certain circumstances, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity. Upon conversion, holders will receive cash, shares of our common stock or a combination thereof at our election.

Other Debt

As of September 30, 2013, we had outstanding $15.4 million of secured promissory notes, representing a loan collateralized by a 413 guest room hotel located in Austin.

In addition, as of September 30, 2013, our unconsolidated ventures had approximately $59.7 million of debt, substantially all of which was non-recourse to us.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock. This summary is not meant to be a complete description of our capital stock, and we urge you to read the full text of our amended and restated certificate of incorporation, our amended and restated bylaws, and our stockholder rights agreement, which are incorporated by reference in this prospectus supplement.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of common stock, par value $1.00 per share and 25 million shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding.    There were approximately 34.8 million shares of our common stock issued and outstanding as of November 19, 2013. All outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends.    Subject to prior dividend rights of the holders of any preferred stock and any other class or series of stock having a preference as to dividends over our common stock, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

Voting Rights.    Each outstanding share of our common stock is entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights.    In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not be subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to pre-emptive rights.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional, or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock, other than pursuant to the stockholder rights agreement discussed below. Currently, 200,000 shares of our junior participating cumulative preferred stock are reserved for issuance upon exercise of our preferred stock purchase rights (see “—Stockholder Rights Agreement”).

Anti-takeover Effects of our Stockholder Rights Agreement, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our stockholder rights agreement and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our stockholder rights agreement, which is summarized below, and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, a director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. Director nominees in uncontested elections must receive a majority of the votes cast to be elected. This system of electing and removing directors may discourage a third party from waging a proxy contest or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of the Board of Directors and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors fix the exact number of directors to comprise our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present, except that any vacancy caused by the removal of a director for cause by a majority vote of our stockholders may be filled by a majority vote of our stockholders.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our stockholders may not act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, special meetings of our stockholders may only be called by our Chairman or pursuant to a written request by a majority of our entire board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting is limited to business properly brought before the annual meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before the meeting.

Our amended and restated bylaws govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our amended and restated bylaws, nominations of persons for election to our board of directors may be made at an annual meeting by a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting, if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

The notice of a stockholder nomination must contain specified information, including, without limitation:

•	the name, age, business and, if known, residence addresses of each nominee;

•	the principal occupation or employment of such nominee;

•	the number of shares of our common stock beneficially owned by each such nominee and the nominating stockholder;

•	any derivative instrument directly or indirectly owned beneficially by such stockholder, or any short interest in any security of the Company;

•	the consent of each nominee to serve as a director if so elected; and

•	any other information concerning the nominee that would be required to be included in a proxy statement or other filings pursuant to the proxy rules of the SEC.

Our amended and restated bylaws govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our amended and restated bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The notice of a stockholder proposal must contain specified information as described in our amended and restated bylaws.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our amended and restated bylaws, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Anti-takeover Law

We are governed by Section 203 of the General Corporation Law of the State of Delaware, or the DGCL.

Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws and amended and restated certificate of incorporation provide that the bylaws may only be amended by the vote of a majority of our board of directors or by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board of directors.

Amendment of the Amended and Restated Certificate of Incorporation.

Our amended and restated certificate of incorporation provides that the provisions relating to:

•	the size, classification, election, removal, nomination and filling of vacancies with respect to the board of directors;

•	stockholder action by written consent and ability to call special meetings; and

•	any provision relating to the amendment of any of these provisions;

may only be amended by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board of directors. As provided by Delaware law, any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding stock entitled to vote generally in the election of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Stockholder Rights Agreement

Pursuant to the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement.

Our board of directors believes that the stockholder rights agreement protects our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our stockholder rights agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock, without the approval of our board of directors.

We provide the following summary description below. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire stockholder rights agreement. Our board of directors has authorized the issuance of one right for each share of our common stock outstanding.

The Rights.    Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the separation is completed until the date on which the rights are separated from our common stock and exercisable as described below.

Exercise Price.    Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock, which we refer to as our preferred stock, for $100, once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability.    Each right will not be separated from our common stock and exercisable until:

•	ten business days after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 20% or more of our outstanding common stock or, if earlier,

•

ten business days (or a later date determined by our board of directors before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

•

Flip In.    If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•

Flip Over.    If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Expiration.    Our rights will expire in December 2017, unless earlier redeemed by the board of directors in accordance with the stockholder rights agreement.

Redemption.    Our board of directors may redeem our rights for $0.001 per right at any time before a person or group becomes an acquiring person. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

Exchanges.    After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions.    The purchase price for one one-thousandth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price. Amendments. The terms of our stockholder rights agreement may be amended by our board of directors without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, the board of directors may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Restrictions on Payment of Dividends

Delaware corporate law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar; Rights Agent

The transfer agent and registrar for our common stock, and rights agent for our stockholder rights agreement, is Computershare Trust Company, N.A.

NYSE Listing

Shares of our common stock are listed on the NYSE and trade under the symbol “FOR.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations of the purchase, ownership and disposition of the Units, the purchase contracts and amortizing notes that are components of Units and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units upon original issuance at the $25.00 offering price and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

•	persons holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens and residents of the United States;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	persons subject to the alternative minimum tax; or

•	persons that receive the Units, purchase contracts, amortizing notes or shares of our common stock as compensation or in connection with the performance of services.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Units, purchase contracts, amortizing notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Units, purchase contracts, amortizing notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Units are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not free from doubt, we believe each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. federal income tax purposes.

If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a Non-U.S. Holder, as defined below, payments of principal and interest made to you on the amortizing notes could be subject to U.S. federal withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to Non-U.S. Holders (as defined below) on the amortizing notes (and proceeds on disposition of the notes) could potentially be subject to U.S. federal withholding tax and (ii) the purchase contracts could be treated as our stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a holder’s holding period for the common stock received under a purchase contract would include the period during which the holder held the purchase contract.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service (“IRS”) will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. No ruling has been or will be sought concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the tax consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Units, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Allocation of the Issue Price and Purchase Price

The $25.00 offering price of each Unit will be allocated between the purchase contract and the amortizing note that constitute the Unit in proportion to their relative fair market values at the time of issuance. That allocation of the offering price will establish a U.S. Holder’s initial tax basis in the purchase contract and amortizing note.

We have determined that the offering price allocated to each purchase contract and amortizing note is $20.7478 and $4.2522, respectively. That allocation will be binding on you (but not the IRS), unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units pursuant to this offering. The remainder of this discussion assumes that this allocation of offering price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Payments on the Amortizing Notes

The portion of the installment payment on an amortizing note that is treated as interest will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such U.S. Holder’s method of tax accounting. The portion of the installment payment on an amortizing note that is not treated as interest will be treated as a tax-free return of principal and reduce a U.S. Holder’s tax basis in such note.

Settlement of a Purchase Contract

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder’s tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder’s holding period for the common stock received under a purchase contract will begin the day after that stock is received.

Constructive Dividends

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract.

If we were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase may be deemed to be a distribution to U.S. Holders. In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders. In certain circumstances, the failure to make an adjustment of the settlement rate may result in a taxable distribution to U.S. Holders, if as a result of such failure the proportionate interest of the U.S. Holders in our assets or earnings and profits is increased.

Any deemed distribution will generally be subject to tax in the same manner as an actual distribution. See “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts” below. However, it is not entirely clear that deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Because a deemed distribution would not give rise to any cash from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of any cash or common stock payable on the sale or settlement of a purchase contract.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of common stock acquired under the purchase contracts, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be taxable as ordinary income when received by a U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders are subject to tax at reduced rates if such U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders are eligible for the dividends-received deduction if such U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Upon the sale, exchange or other taxable disposition of a purchase contract (including the portion of the purchase contract that is deemed to be sold as a result of the receipt of cash in lieu of a fractional share upon the settlement of the purchase contract), amortizing note or share of our common stock, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the purchase contract (or portion thereof), amortizing note or share of stock, as the case may be.

Gain or loss realized on the sale, exchange or other taxable disposition of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as ordinary income) and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition, the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other taxable disposition of a Unit, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note of the Unit in proportion to their relative fair market values. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Separation and Recreation of Units

U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under “Description of the Units—Separating and Recreating Units.”

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the amortizing notes, dividends on the common stock and the proceeds from a sale or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Units, purchase contracts, amortizing notes or common stock. Such a Non-U.S. Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other taxable disposition of Units, purchase contracts, amortizing notes or common stock.

Payments on the Amortizing Notes

Subject to the discussion below concerning backup withholding and FATCA (as defined below), under the characterization of each Unit as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes, payments of principal and interest on the amortizing notes by us to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder is not engaged in a U.S. trade or business;

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder is engaged in a U.S. trade or business, and if interest on an amortizing note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will generally be subject to tax on this interest income generally in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to the discussion below in “—Effectively Connected Income.”

However, if, as described above under “—Characterization of Units and Amortizing Notes,” the components of a Unit were recharacterized and treated as a single instrument for U.S. federal income tax purposes, payments of principal and interest made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable income tax treaty and such holder has satisfied the relevant certification requirements. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, if the amortizing notes were recharacterized as equity for U.S. federal income tax purposes, payments to Non-U.S. Holders on the amortizing notes could potentially be subject to U.S. federal withholding tax.

Settlement of a Purchase Contract

Non-U.S. Holders will not be subject to U.S. federal income tax upon the mandatory or early settlement of a purchase contract.

Constructive Dividends

An adjustment (or failure to make an adjustment) to the settlement rate of a purchase contract may result in a taxable constructive stock distribution, as described above under the caption “Tax Consequences to U.S. Holders—Constructive Dividends.” Any taxable constructive stock distribution from an adjustment to the settlement rate will be treated in the same manner as an actual distribution on our common stock, as described below under “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.”

Because a taxable constructive stock dividend would not give rise to any cash from which any applicable withholding or backup withholding could be satisfied, if withholding or backup withholding is paid on the Non-U.S. Holder’s behalf (because the Non-U.S. Holder failed to establish an exemption from withholding or backup withholding), such withholding or backup withholding may be set off against any payments of cash or common stock payable on the sale or settlement of a purchase contract. A Non-U.S. Holder who is subject to U.S. federal withholding or backup withholding should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such amounts.

Sale or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Subject to the discussion below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or common stock, unless:

•	the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, or

•

we are or have been a U.S. real property holding corporation (“USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

We believe that we are currently a USRPHC for U.S. federal income tax purposes. So long as our common stock continues to be regularly traded on an established securities market in the United States, within the meaning of applicable Treasury Regulations, (i) a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our common stock if the holder has not held more than

5% (actually or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition or such holder’s holding period, and (ii) a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if the purchase contracts are considered to be regularly traded on an established securities market, the holder has not held more than 5% (actually or constructively) of the total outstanding purchase contracts at any time during the shorter of the five-year period preceding the date of disposition or such holder’s holding period, or (y) if the purchase contracts are not considered to be regularly traded on an established securities market and our common stock continues to be so traded, on the date such holder originally acquires purchase contracts or on any date on which such holder makes subsequent acquisitions of purchase contracts, all purchase contracts held (actually or constructively) by such holder after each such acquisition has a fair market value of no more than 5% of the fair market value of our total outstanding common stock on each such acquisition date. Based on the definitions in the Treasury Regulations and the characteristics of the purchase contracts, we do not expect the purchase contracts to be treated as regularly traded on an established securities market, although it is not possible to give complete assurance in this regard.

If a Non-U.S. Holder exceeds the limits described in the above paragraph with respect to common stock or purchase contracts, the holder generally will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders upon its disposition at a gain, and a 10% U.S. federal withholding tax may apply to the gross proceeds received upon such disposition. A Non-U.S. Holder generally would also be subject to such tax with respect to any distribution (including any deemed distribution) on such common stock or purchase contracts to the extent such distribution would not be treated as a dividend if such holder were a U.S. Holder as described above under “Tax Consequences to U.S. Holders—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.” If a Non-U.S. Holder is subject to the tax described in the preceding sentences, the holder will be required to file a U.S. federal income tax return with the IRS.

If, as described above under “—Characterization of Units and Amortizing Notes,” the components of a Unit were recharacterized and treated as a single instrument for U.S. federal income tax purposes or the amortizing notes were recharacterized as equity, a Non-U.S. Holder could be subject to U.S. federal income and withholding tax on the disposition of Units or amortizing notes if such holder exceeds the limits described above as applied to the Units or amortizing notes, respectively.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Dividends paid on shares of common stock acquired under the purchase contract, other than certain pro rata distributions of shares of common stock, to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the relevant treaty. However, it is possible that we or other applicable withholding agents may apply such withholding to the entire amount of any distributions paid by us regardless of whether such distributions (or any portion thereof) are paid from our current and accumulated earnings and profits. If there is any overwithholding, a Non-U.S. Holder may be able to obtain a refund of the overwithheld amount from the IRS by complying with certain applicable procedures.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a U.S. trade or business, the Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) on payments on the Units, amortizing notes and common stock and on gain recognized on a sale or other taxable disposition of the Units, purchase contracts, amortizing notes or common stock that are effectively connected with the conduct of that trade or business, subject to an applicable income tax treaty providing otherwise. In order for payments on the amortizing notes and dividends on the common stock to be exempt from U.S. federal withholding tax described in “—Payments on the Amortizing Notes” and “—Taxation of Distributions on Common Stock Acquired under the Purchase Contract” above, the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI.

These Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of the Units, purchase contracts, amortizing notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if the Non-U.S. Holder is a corporation.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Units, amortizing notes and common stock. Unless the Non-U.S. Holder complies with certain certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Units, amortizing notes and common stock or on the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”) will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the IRS to report, on an annual basis, information with respect to interests or accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the IRS. We will not pay any additional amounts respect of any amounts withheld. Holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in the Units, purchase contracts, amortizing notes or common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Units (and the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements within the meaning of 29 C.F.R. Section 2510.3-103, as modified by Section 3(42) of ERISA or otherwise (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or any authority or control over the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Units (and the shares of our common stock to be acquired upon settlement of the purchase contract component of the Units ) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and/or other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and/or liabilities under ERISA and the Code. The acquisition and/or holding of Units (and the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units) by an ERISA Plan with respect to which we or an underwriter are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Units (or the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units). These class exemptions include, without limitation, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank-maintained collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan or a relationship with such a service provider, provided that neither the person transacting with the plan nor an affiliate exercises any discretionary authority or control with respect to the investment of the assets of the ERISA Plan involved in the transaction or renders investment advice with respect to such assets, and provided further that the ERISA Plan pays no more than and receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Units should not be purchased or held (nor should shares of our common stock be acquired upon settlement of the purchase contract component of the Units) by any person investing the assets of any Plan unless such purchase and holding and/or acquisition will not constitute or result in (a) a non-exempt prohibited transaction under ERISA and the Code or (b) a similar violation of any applicable Similar Laws.

Representation

By acceptance of a Unit, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Unit constitutes assets of any Plan or (ii) the purchase and holding of the Unit and the acquisition of shares of our common stock by such purchaser or transferee upon settlement of the purchase contract component of the Unit will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the Units and/or the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the Units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Units indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Units
Goldman, Sachs & Co	3,780,000
KeyBanc Capital Markets Inc.	675,000
JMP Securities LLC	270,000
Capital One Securities, Inc.	216,000
J.P. Morgan Securities LLC	189,000
D.A. Davidson & Co.	135,000
UBS Securities LLC	135,000

Total	5,400,000

The underwriters are committed to take and pay for all of the Units being offered, if any are taken, other than the Units covered by the option to purchase additional Units described below unless and until this option is exercised.

We have granted an option to the underwriters to purchase from us at any time from time to time within 13 days beginning on, and including, the date of the initial issuance of the Units, up to 600,000 additional Units at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Units proportionate to that underwriter’s initial amount reflected in the above table.

The following table shows the per Unit and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 600,000 additional Units.

Paid by the Company
	No Exercise	Full Exercise
Per Unit	$0.75	$0.75
Total	$4,050,000	$4,500,000

Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Units sold by the underwriters to securities dealers may be sold at a discount of up to $0.45 per Unit from the public offering price. After the initial offering of the Units, the representative may change the offering price and the other selling terms. The offering of the Units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of, hedge or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

The Units are a new issue of securities and there is currently no trading market for the Units. The underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. The underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable. Our common stock is listed on the NYSE under the symbol “FOR.”

In connection with this offering, the underwriters may purchase and sell Units or shares of the underlying common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Units or shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” in the Units is a short position that is not greater than the amount of additional Units for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Units or purchasing Units in the open market. In determining the source of Units to cover the covered short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase additional Units pursuant to the option described above. “Naked” short sales of the Units are any short sales that create a short position greater than the amount of additional Units for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Units made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Units sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters for their own accounts may have the effect of preventing or retarding a decline in the market price of the Units or the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Units or the underlying common stock. As a result, the price of the Units or the underlying common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $680,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities sales and trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various of these services to us and to persons and entities with relationships to us, for which they received or will receive customary fees and expenses. Affiliates of Goldman, Sachs & Co., Capital One Securities, Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. are lenders under the term loan and revolver portions of the Company’s senior secured credit facility. In addition, an affiliate of KeyBanc Capital Markets Inc. acted as the sole arranger and sole book runner under our senior secured credit facility.

A director of the Company serves on the board of directors of The Goldman Sachs Group, Inc., which is the parent company of Goldman, Sachs & Co.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment, trading and securities activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Units may be made to the public in the Relevant Member State other than:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the several underwriters; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Units shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Units to the public” in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe to the Units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that, in connection with the distribution of the Units,

(a)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom; and

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such Units in circumstances in which Section 21(1) of the FSMA does not apply to us.

Japan

The Units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which terms as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Units will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP. Certain legal matters in connection with the offering of the Units will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Forestar Group Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in Forestar Group Inc.’s Current Report on Form 8-K dated November 20, 2013 (including the schedule appearing therein), and the effectiveness of Forestar Group Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The information included in this prospectus supplement regarding estimated quantities of proved reserves applicable to our oil and natural gas properties as of December 31, 2012, 2011 and 2010 were prepared or derived from estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, based on guidelines established by the SEC. These estimates applicable to our properties are included in this prospectus supplement in reliance on the authority of such firm as experts in these matters.

PROSPECTUS

FORESTAR GROUP INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

SUBSCRIPTION RIGHTS

PURCHASE CONTRACTS

PURCHASE UNITS

WARRANTS

We may offer and sell, from time to time in one or more offerings, any combination of the securities described in this prospectus having an aggregate initial offering price on terms to be determined at the time of offering. The following are types of securities we may offer and sell:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured;

•	purchase contracts;

•	purchase units;

•	subscription rights to purchase common stock, preferred stock, debt securities or other securities;

•	guarantees of debt securities by one of our subsidiaries; and

•	warrants to purchase debt or equity securities.

Preferred stock purchase rights may be attached to shares of our common stock. This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering and may also add new securities in any such supplement. You should read this prospectus and the accompanying prospectus supplement in their entirety before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “FOR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See the sections entitled “Risk Factors” beginning on page 2 of this prospectus and in any applicable prospectus supplement and any risk factors set forth in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

November 20, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. Information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the particular offering referred to in the prospectus supplement will automatically be deemed to update and supersede inconsistent information contained in this prospectus. You should read in their entirety both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” and “Forestar” mean Forestar Group Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions in Texas or Georgia, where our real estate activities are concentrated;

•	our ability to achieve some or all of our strategic initiatives;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	our ability to hire and retain key personnel;

•	significant customer concentration;

•	future residential, multifamily or commercial entitlements, development approvals and the ability to obtain such approvals;

•	obtaining approvals of reimbursements and other payments from special improvement districts and the timing of such payments;

•	accuracy of estimates and other assumptions related to investment in real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales, impairment of long-lived assets, income taxes, share-based compensation, oil and gas reserves, revenue, capital expenditure and lease operating expense accruals associated with our oil and gas working interests, and depletion of our oil and gas properties;

•	the levels of resale housing inventory and potential impact of foreclosures in our mixed-use development projects and the regions in which they are located;

•	fluctuations in costs and expenses;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit;

•	competitive actions by other companies;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	our realization of the expected benefits of acquiring CREDO Petroleum Corporation;

•	risks associated with oil and gas drilling and production activities;

•	fluctuations in oil and gas commodity prices;

•	government regulation of exploration and production technology, including hydraulic fracturing;

•	the results of financing efforts, including our ability to obtain financing with favorable terms, or at all;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility, indenture and other debt agreements;

•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	the effect of limitations, restrictions and natural events on our ability to harvest and deliver timber;

•	inability to obtain permits for, or changes in laws, governmental policies or regulations effecting, water withdrawal or usage;

•	the final resolutions or outcomes with respect to our contingent and other liabilities related to our business; and

•	our ability to execute our growth strategy and deliver acceptable returns from acquisitions and other investments.

Other factors, including the risk factors described in the sections entitled “Risk Factors” in this prospectus, our reports filed from time to time with the SEC which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, or any prospectus supplement, may also cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information.”

Our Company

We are a real estate and natural resources company with a strategy focused on recognizing and responsibly delivering the greatest value from every acre and growing our business through strategic and disciplined investments. Our management team identifies and delivers multiple dimensions of value from land and natural resources, both above the ground (real estate development and timber) and below the ground (oil, natural gas and water). Our land and natural resources are principally located in growing real estate markets and active oil and gas basins. We believe the combination of our strategy, our portfolio of well-located real estate and natural resources and our experienced management team well positions us to benefit from improving market conditions and to take advantage of acquisition and development opportunities.

Our principal executive offices are located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746-5149. Our telephone number is (512) 433-5200. Our website address is www.forestargroup.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated by reference into this prospectus, the risk factors described under the section entitled “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See the section entitled “Where You Can Find More Information.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities as set forth in the applicable prospectus supplement relating to such offered securities. We will have significant discretion in how to use the net proceeds, which may include working capital and general corporate purposes as well as significant strategic transactions, including acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations before income taxes and income (loss) from unconsolidated joint ventures, plus amortization of interest capitalized, distributions from unconsolidated joint ventures and fixed charges, minus interest capitalized. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and the portion of rental expense which we believe is representative of the interest factor in those rentals. You should read the data set forth in the table below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K, dated November 20, 2013 for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, and our audited and unaudited consolidated financial statements and the accompanying notes, all of which are incorporated by reference herein.

	Nine Months Ended September 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(a)	1.7	2.1	3.7	2.2	5.9	1.6
(a)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges, and includes both “return of” and “return on” investments from our equity method ventures.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock. This summary is not meant to be a complete description of our capital stock, and we urge you to read the full text of our amended and restated certificate of incorporation, our amended and restated bylaws, and our stockholder rights agreement, which are filed or are incorporated as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of common stock, par value $1.00 per share, and 25 million shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding. There were approximately 34.8 million shares of our common stock issued and outstanding, excluding treasury shares, as of November 19, 2013. All outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends. Subject to prior dividend rights of the holders of any preferred stock and any other class or series of stock having a preference as to dividends over our common stock, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors (the “Board”) out of funds legally available for that purpose.

Voting Rights. Each outstanding share of our common stock are entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights. In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to pre-emptive rights.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional, or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock, other than pursuant to the stockholder rights agreement discussed below. Currently, 200,000 shares of our junior participating cumulative preferred stock are reserved for issuance upon exercise of our preferred stock purchase rights. See the section entitled “— Stockholder Rights Agreement.”

Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our stockholder rights agreement and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our stockholder rights agreement, which is summarized below, and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our Board is divided into three classes. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, a director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. Director nominees in uncontested elections must receive a majority of the votes cast to be elected. This system of electing and removing directors may discourage a third party from waging a proxy contest or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board fix the exact number of directors to comprise our Board. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our Board then in office and any vacancies in our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present, except that any vacancy caused by the removal of a director for cause by a majority vote of our stockholders may be filled by a majority vote of our stockholders.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our stockholders may not act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, special meetings of our stockholders may only be called by the chairman of our Board or pursuant to a written request by a majority of our entire Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting is limited to business properly brought before the annual meeting by or at the direction of our Board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before the meeting.

Our amended and restated bylaws govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our amended and restated bylaws, nominations of persons for election to our Board may be made at an annual meeting by a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting, if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

The notice of a stockholder nomination must contain specified information, including, without limitation:

•	the name, age, business and, if known, residence addresses of each nominee;

•	the principal occupation or employment of such nominee;

•	the number of shares of our common stock beneficially owned by each such nominee and the nominating stockholder;

•	any derivative instrument directly or indirectly owned beneficially by such stockholder, or any short interest in any security of the company;

•	the consent of each nominee to serve as a director if so elected; and

•	any other information concerning the nominee that would be required to be included in a proxy statement or other filings pursuant to the proxy rules of the SEC.

Our amended and restated bylaws govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our amended and restated bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The notice of a stockholder proposal must contain specified information as described in our amended and restated bylaws.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our amended and restated bylaws, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Anti-takeover Law

We are governed by Section 203 of the General Corporation Law of the State of Delaware, or the DGCL.

Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws and amended and restated certificate of incorporation provide that the bylaws may only be amended by the vote of a majority of our Board or by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our Board.

Amendment of the Amended and Restated Certificate of Incorporation.

Our amended and restated certificate of incorporation provides that the provisions relating to:

•	the size, classification, election, removal, nomination and filling of vacancies with respect to our Board;

•	stockholder action by written consent and ability to call special meetings; and

•	any provision relating to the amendment of any of these provisions;

may only be amended by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our Board. As provided by Delaware law, any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding stock entitled to vote generally in the election of our Board.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Stockholder Rights Agreement

Pursuant to the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement.

Our Board believes that the stockholder rights agreement protects our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our stockholder rights agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock, without the approval of our Board.

The Rights. Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the separation is completed until the date on which the rights are separated from our common stock and exercisable as described below.

Exercise Price. Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock for $100, once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability. Each right will not be separated from our common stock and exercisable until:

•	ten business days after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 20% or more of our outstanding common stock or, if earlier,

•	ten business days (or a later date determined by our Board before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•	Flip Over. If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Expiration. Our rights will expire in December 2017, unless earlier redeemed by our Board in accordance with the stockholder rights agreement.

Redemption. Our Board may redeem our rights for $0.001 per right at any time before a person or group becomes an acquiring person. If our Board redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

Exchanges. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our Board may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions. The purchase price for one one-thousandth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price.

Amendments. The terms of our stockholder rights agreement may be amended by our Board without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, our board may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Restrictions on Payment of Dividends

Delaware corporate law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar; Rights Agent

The transfer agent and registrar for our common stock, and rights agent for our stockholder rights agreement, is Computershare Trust Company, N.A.

NYSE Listing

Shares of our common stock are listed on the New York Stock Exchange and trade under the symbol “FOR”.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association. A form of the indenture is incorporated as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured or unsecured and the terms of any securities agreement or arrangement;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining the same;

•	the interest rate(s) or the method for determining the same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions, including at our option or at the option of the holders;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. We will describe in the applicable prospectus supplement information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of US$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

If specified in the applicable prospectus supplement, one of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior or subordinated. The particular terms of any guarantee will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities or other securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities or other securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants (which may include a cashless exercise). Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see the section entitled “Where You Can Find More Information.” We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights or the formula for determining such price;

•	the number of subscription rights issued to each security holder;

•	the number and terms of each share of common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights, which may amend any of the terms described herein;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” beginning on page 22 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common stock, preferred stock, debt securities or other securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.”

The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock, debt securities, or other securities, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	a discussion of any material U.S. federal income tax considerations applicable to the purchase contracts or purchase units;

•	whether the purchase contracts will be issued in fully registered global form; and

•	any other terms of the contracts, which may amend any of the terms described herein.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information” beginning on page 22 of this prospectus. We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts, prepaid forward contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	“at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”); or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including, without limitation:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	whether the securities will be sold on a variable or fixed price basis;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the shares of our common stock which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the option. The underwriters may also make “naked” short sales of shares in excess of the option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Forestar as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in Forestar’s Current Report on Form 8-K dated November 20, 2013 (including the schedule appearing therein), and the effectiveness of Forestar’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The information included in this prospectus supplement regarding estimated quantities of proved reserves applicable to our oil and natural gas properties as of December 31, 2012, 2011 and 2010 were prepared or derived from estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, based on guidelines established by the SEC. These estimates applicable to our properties are included in this prospectus supplement in reliance on the authority of such firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Forestar.

The SEC allows us to “incorporate by reference” the information that Forestar files with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Forestar with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until this offering is completed (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit filed on such form that are related to such items):

•	Forestar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 14, 2013, as amended by Forestar’s Annual Report on Form 10-K/A, which was filed with the SEC on August 16, 2013;

•	Forestar’s Quarterly Reports on Form 10-Q for the three month period ended March 31, 2013, which was filed with the SEC on May 9, 2013, the three and six month periods ended June 30, 2013, which was filed with the SEC on August 8, 2013, and the three and nine month periods ended September 30, 2013, which was filed with the SEC on November 8, 2013;

•	Forestar’s Current Reports on Form 8-K, which were filed with the SEC on February 15, 2013, February 26, 2013, May 15, 2013 and November 20, 2013 (in each case, to the extent filed);

•	the portions of Forestar’s Definitive Proxy Statement, which was filed with the SEC on March 27, 2013, incorporated by reference by Forestar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and,

•	the description of our capital stock and rights to purchase shares of Series A Junior Participating Preferred Stock contained in our Information Statement, dated December 14, 2007, filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on December 14, 2007, including any amendment or report filed for the purpose of updating such description.

The agreements incorporated by reference into this prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and no such representations or warranties are being made herein. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this prospectus not misleading. We will provide to each person, including any beneficial owner, to whom an prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus , excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus . You should direct requests for documents to:

Forestar Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746

Attention: Investor Relations

Phone: (512) 433-5312

You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus and we have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus. You may also access the documents incorporated by reference into this prospectus through our website at www.forestargroup.com. Except for these specific incorporated documents, the contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

5,400,000 Units

Forestar Group Inc.

6.00% Tangible Equity Units

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-managers

KeyBanc Capital Markets

JMP Securities

Capital One Securities

J.P. Morgan

D.A. Davidson & Co.

UBS Investment Bank